Hawaiian Electric Exhibit 2.1

CONFIDENTIAL
EXECUTION VERSION

ASSET PURCHASE AGREEMENT
by and among
HAMAKUA ENERGY PARTNERS, L.P. and
HAMAKUA LAND PARTNERSHIP, L.L.P.,
as SELLERS
and
HAWAI‘I ELECTRIC LIGHT COMPANY, INC.
as BUYER

Dated as of December 21, 2015

TABLE OF CONTENTS

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Section 9.9	Public Statements	53
Section 9.10	Joint Effort	54
Section 9.11	Waiver of Consequential Damages	54
Section 9.12	Captions	54
Section 9.13	Severability	54
Section 9.14	Counterparts; Electronic Signatures	54
Section 9.15	Third Parties	54
Section 9.16	No Waiver	55
ARTICLE X Specific Performance.		55
Section 10.1	Waivers and Acknowledgments	55
Section 10.2	Alternative Remedy	55

Exhibits

Exhibit A	Form of Bill of Sale and Assignment Agreement
Exhibit B	Form of FIRPTA Certificate
Exhibit C	Form of HARPTA Certificate
Exhibit D	Fuel Price Adjustment Determination Procedure
Exhibit E	Combustion Turbine 1 Testing Protocol

Schedules

Schedule 1.1(A)	Buyer and Seller Knowledge Persons
Schedule 1.1(B)	Permitted Interim Actions
Schedule 1.1(C)	Permitted Liens
Schedule 1.1(D)	Project Level Debt
Schedule 1.1(E)	Seller Credit Support

Seller Disclosure Schedules

Schedule 2.1(a)(i)	Spare Parts Inventory
Schedule 2.1(a)(iv)	Tangible Personal Property
Schedule 2.1(a)(vii)	Deposits; Prepaid Expenses
Schedule 2.1(b)(ix)	Excluded Assets
Schedule 2.1(c)(iv)	Assumed Liabilities
Schedule 2.1(d)(vii)	Excluded Liabilities

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Schedule 3.3(o)	Title Insurance
Schedule 3.3(r)	[ … ]
Schedule 4.1(d)	Seller Approvals and Consents
Schedule 4.1(g)	Brokers
Schedule 4.2(a)	Title to and Interest in Tangible Personal Property
Schedule 4.2(b)	Material Contracts; Consents and Approvals
Schedule 4.2(c)	Real Properties
Schedule 4.2(f)	Governmental Approvals
Schedule 4.2(g)	Litigation
Schedule 4.2(h)	Undisclosed Liabilities
Schedule 4.2(j)(i)	Environmental Matters
Schedule 4.2(j)(ii)	Environmental Approvals held by Seller
Schedule 4.2(j)-1	Environmental Approvals required under any Environmental Rule
Schedule 5.1(d)	Buyer Approvals and Consents
Schedule 6.1(e)	Transitional Support
Schedule 6.2(d)	Insurance Policies

Buyer Disclosure Schedules

Schedule 5.1(d)	Buyer Approvals and Consents

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THIS ASSET PURCHASE AGREEMENT (this Agreement), dated as of December 21, 2015 (the Agreement Date), is made and entered into by and among HAMAKUA ENERGY PARTNERS, L.P., a Hawai‘i limited partnership (HEP) and HAMAKUA LAND PARTNERSHIP, L.L.P., a Hawai‘i limited liability partnership (HLP, and, together with HEP, each, individually, a Seller and, together, the Sellers), and HAWAI‘I ELECTRIC LIGHT COMPANY, INC., a Hawai‘i corporation (Buyer). Each Seller and Buyer each are referred to herein individually as a Party and collectively as the Parties.
RECITALS
WHEREAS, HEP is the direct owner of the Project (as defined herein);
WHEREAS, HLP owns the land on which the Project (as so defined) is located;
WHEREAS, HEP and HLP are engaged in the business of owning and operating the Project (as so defined) for the generation and sale of electric power (the Business); and
WHEREAS, in accordance with this Agreement, Buyer desires to purchase from each Seller, and each Seller desires to sell to Buyer, substantially all of the assets and liabilities of the Business, subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements in this Agreement and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:
ARTICLE I
Definitions and Interpretation
Section 1.1Defined Terms. Capitalized terms used in this Agreement (including in the recitals hereto) without other definition shall have the following meanings, unless the context clearly requires otherwise:
Acceptable Form means, with respect to a real estate transfer document, a form that is consistent with Section 6.1(d), that may include other terms, provisions and/or representations that are not included in this Agreement, and that is accepted by both Sellers and Buyer in accordance with Section 6.1(d).
Accepted Update has the meaning given in Section 3.5(c).
Affiliate means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such first Person.
Agreement has the meaning given in the preamble to this Agreement.
Agreement Date has the meaning given in the preamble to this Agreement.

Agreement Time means the occurrence on the Agreement Date of the execution and delivery of this Agreement by each of the Parties.
Allocation Schedule has the meaning given in Section 2.3.
Assigned Contracts has the meaning set forth in Section 2.1(a)(ii).
Assumed Liabilities has the meaning given in Section 2.1(c).
Base Purchase Price has the meaning given in Section 2.2.
Benefit Plan means any employee benefit plan, as that term is defined in Section 3(3) of ERISA, or other pension, bonus, profit sharing, stock option or other agreement or arrangement providing for employee remuneration or benefits, including a multiemployer plan, as that term is defined in Section 4001(a)(3) of ERISA.
Bill of Sale and Assignment Agreement has the meaning given in Section 3.2(a)(i).
Books and Records has the meaning given in Section 2.1(a)(ix).
Bureau means the Bureau of Conveyances of the State of Hawaiʻi.
Business has the meaning given in the recitals to this Agreement.
Business Day means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Honolulu, Hawai‘i are required or authorized by Law to close.
Buyer has the meaning given in the preamble to this Agreement.
Buyer Disclosure Schedules means the schedules to Buyer’s representations and warranties provided pursuant to ARTICLE V.
Buyer PUC Notice has the meaning given in Section 6.1(c).
Buyer Fundamental Representations means, collectively, the representations and warranties of the Buyer set forth in Section 5.1(a), Section 5.1(b), and Section 5.1(c).
Buyer’s Knowledge means the actual knowledge of the persons set forth for Buyer on Schedule 1.1(A), it being understood that none of the individuals set forth on such Schedule shall have any individual or personal liability with respect to any matter to which such knowledge applies.
Casualty Loss has the meaning given in Section 6.2(b)(i).
Charter Documents means, with respect to any Person, all charter, organizational and other documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs, and shall include: (a) in respect of a corporation, its certificate or articles of incorporation or association and/or its by-laws; (b) in respect of a

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partnership, its certificate of partnership and its partnership agreement; and (c) in respect of a limited liability company, its certificate of formation and operating or limited liability company agreement.
Claim means any claim, audit, examination, demand, lawsuit, proceeding, arbitration or governmental investigation.
Closing has the meaning given in Section 3.1.
Closing Actions has the meaning given in Section 3.2.
Closing Date has the meaning given in Section 3.1.
Code means the Internal Revenue Code of 1986.
Commission means the Public Utilities Commission of Hawai‘i.
Commission Approval Order has the meaning given in Section 6.1(c).
Condemnation Event has the meaning given in Section 6.2(c)(i).
Condemnation Value has the meaning given in Section 6.2(c)(i).
Confidentiality Agreement means the Confidentiality Agreement, dated as of October 25, 2013 between Buyer and ArcLight Capital Partners, LLC.
Conveyance Tax Certificate means State of Hawaiʻi Department of Taxation Conveyance Tax Certificate, Form P-64A, or any successor form.
Contract means any agreement, contract, lease, consensual obligation, promissory note, evidence of indebtedness, purchase order, letter of credit, license, promise or undertaking of any nature (whether written or oral and whether express or implied), including, but not limited to, letters of intent, executed term sheets, and similar evidences of an agreement in principle.
Control means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and specifically with respect to a corporation, partnership or limited liability company, means direct or indirect ownership of more than 50% of the voting securities in such corporation or of the voting interest in a partnership or limited liability company.
Data Site means the online presentation of materials prepared by or for Sellers posted in the RR Donnelley Venue virtual data room, including the documents, Q&A and other data, as well as the documents otherwise made available to Buyer to the extent included on any index included in such virtual data room.
Deductible Amount has the meaning given in Section 7.2(b).
Deeds has the meaning given in Section 3.2(a)(ii).

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Dollars and $ mean United States dollars.
Easement Areas has the meaning given in Section 3.2(a)(vi).
Encroachment Agreement has the meaning given in Section 3.2(a)(vii).
Entitled Real Property has the meaning given in Section 4.2(c)(iii).
Entitled Real Property Assignment Agreement has the meaning given in Section 3.2(a)(iii).
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Environmental Approvals means authorizations, approvals, consents, licenses, permits, certifications, exemptions or registrations issued pursuant to an Environmental Rule.
Environmental Claim means any and all administrative or judicial actions, suits, pending claims, written notices, or legal proceedings, whether criminal or civil, relating to the Project based upon, alleging, asserting, or claiming any actual or potential (a) violation of any Environmental Rule, (b) violation of any Environmental Approval or (c) liability under any Environmental Rule for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to the presence, release, or threatened release into the environment, of any Hazardous Material.
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Environmental Rule means any applicable federal, state, municipal or local law, statute, rule, regulation, ordinance, code, judgment, decree or decision duly implementing any of the foregoing by any Governmental Person relating to (a) the protection of the air, water, land or natural resources or (b) the generation, use, handling, treatment, storage, disposal and transportation of Hazardous Materials.
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ERISA means the Employee Retirement Income Security Act of 1974.
Escrow Agreement has the meaning given in Section 6.1(d)(i).
Excluded Assets has the meaning given in Section 2.1(b).
Excluded Liabilities has the meaning given in Section 2.1(d).
Expiration Date has the meaning given in Section 8.1(b).
Fuel Price Adjustment has the meaning given in Section 2.4.
GAAP means generally accepted accounting principles as in effect from time to time in the United States of America.
Governmental Approval means any authorization, approval, consent, license, ruling, permit, tariff, certification, exemption, order, recognition, grant, confirmation, clearance, filing or registration by or with any Governmental Person.
Governmental Person means any federal, national, regional, state, municipal or local government, any political subdivision or any governmental, judicial, public or statutory instrumentality, tribunal, court, agency, authority, body or entity, or other regulatory bureau, authority, body or entity having legal jurisdiction over the matter or Person in question.
Governmental Rule means any applicable federal, national, regional, state, municipal or local law, statute, treaty, rule, regulation, ordinance, order, code, judgment, decree, directive, injunction, writ or similar action or decision duly implementing any of the foregoing by any Governmental Person, other than Environmental Rules and Governmental Approvals.
Grant of Easement has the meaning given in Section 3.2(a)(vi).
Grant of Seepage Easement has the meaning given in Section 3.2(a)(viii).
Hazardous Materials means any substance, waste, contaminant, constituent or material that is listed, defined, designated, classified or regulated as hazardous, radioactive or toxic, or as a pollutant or contaminant, under or pursuant to any Environmental Rule or Environmental Approval.
HEP has the meaning given in the preamble to this Agreement.
HLP has the meaning given in the preamble to this Agreement.
HSR Act means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and regulations and rules issued pursuant thereto.
Indemnified Group has the meaning given in Section 7.1.

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Indemnified Party has the meaning given in Section 7.1.
Indemnitor has the meaning given in Section 7.1.
Independent Accounting Firm means BDO USA, LLP, or such other firm as is agreed between the parties.
Intellectual Property means all intellectual property and proprietary rights of Sellers utilized primarily in the operation of the Project, including (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all provisionals, reissuances, continuations, continuations-in-part, divisions, revisions, extensions and reexaminations thereof, (b) all Trademarks, (c) all works of authorship and other copyrightable works, all copyrights, any and all website content, and all applications, registrations and renewals in connection therewith, and (d) to the extent Sellers possess or can readily obtain the same, any technical data, designs, drawings, specifications and test information.
Inventory has the meaning given in Section 2.1(a)(i).
IT Assets means all computers, software, servers, workstations, associated data, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment owned by Sellers and, in each case, utilized primarily in the operation of the Project.
Law means all (a) Governmental Approvals (other than Environmental Approvals and Environmental Rules) and (b) Governmental Rules.
Leased Real Property has the meaning given in Section 4.2(c)(ii).
Leased Real Property Assignment Agreement has the meaning given in Section 3.2(a)(iv).
Leased Tangible Personal Property has the meaning given in Section 2.1(a)(iv).
Lien means any mortgage, pledge, lien, charge, claim, option, equitable interest, security interest, third-party right, assignment, hypothecation, encumbrance, conditional sale or other title retention agreement.
Limited Warranty Deed has the meaning given in Section 3.2(a)(ii).
Loss means the amount of (a) any out of pocket loss, cost, expense, damage or liability, including interest, fines, reasonable legal and accounting fees and expenses, reduced by (b) any amounts receivable by the Indemnified Parties as a result of any recovery, settlement, or otherwise under or pursuant to any insurance coverage, or pursuant to any Claim, recovery, settlement, or payment by or against any other Person in connection with the circumstances giving rise to such Loss.

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Made Available means, with respect to documents and materials, that such documents or materials have been posted to the Data Site or otherwise delivered to Buyer or its Representatives by Sellers or their Representatives not less than five Business Days prior to the Agreement Date.
Master Holder Assignment Agreement has the meaning given in Section 3.2(a)(iii).
Material Adverse Effect means any condition, circumstance, event or change which causes a material adverse change from and after the Agreement Time in the Purchased Assets or the ownership or operation of the Project, in each case taken as a whole, or on the ability of either Seller to perform its obligations under the Transaction Documents, except: (a) any event or condition resulting from or relating to changes or developments in Laws, Environmental Rules or Environmental Approvals or the economy, financial markets or commodity markets; (b) any changes in any GAAP or regulatory accounting requirements of general applicability or changes in the interpretation thereof; (c) changes in international, national, regional, state or local wholesale or retail markets for energy, capacity, power transmission, fuel supply or transportation or related products, including those due to actions by competitors; (d) any event or condition generally applicable to the electric generating, transmission or distribution industries, whether international, national, regional or local; (e) any order or act of a Governmental Person affecting providers or users of generation, transmission or distribution of electricity generally, that imposes restrictions, regulations or other requirements thereon; (f) changes in general regulatory or political conditions, including any acts of war, civil unrest or terrorist activities; (g) changes in regional electric transmission or distribution systems including the operation or condition thereof; (h) strikes, work stoppages or other labor disputes extending for not more than six months; (i) changes in the costs of commodities, services, equipment, materials or supplies, including fuel and other consumables, or changes in the price of energy, capacity or ancillary services; (j) changes or adverse conditions in the securities markets generally, including those relating to debt financing, interest rates or currency exchange rates; (k) any effect, occurrence, development, or condition which is cured in all material respects (including by the payment of money) before the earlier of the Closing Date or the termination of this Agreement; (l) any change, financial or otherwise, to the business, affairs or operation of Buyer or any of its Affiliates; (m) any Casualty Loss or Condemnation Event, the effects of which shall be governed by Section 6.2(b) and Section 6.2(c); (n) any event or condition attributable to the execution or delivery of this Agreement or the announcement or pendency of the transactions contemplated herein, or resulting from or relating to compliance with the terms hereof; provided that the exclusions in clauses (a) and (e) above shall not apply to the extent that the change, order or act referred to therein disproportionately affects the Purchased Assets relative to other power plants that are comparable to the Project in terms of size, fuel type and proximity to population centers and natural resources.
Material Contract means any Contract relating to the Business to which a Seller is a party that (a) relates to the sale or distribution of energy, capacity or ancillary services; (b) relates to any interconnection or transmission; (c) relates to the purchase or transportation of fuel; (d) relates to any real property interests; or (e) as to which the expected annual cost of performing such Contract by such Seller, or the annual revenue expected to be received under such Contract by such Seller that exceeds $250,000 or (f) the non-performance or the absence of which would result in a Material Adverse Effect.

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Non-Updating Party has the meaning given in Section 3.5(b).
Owned Real Property has the meaning given in Section 4.2(c)(i).
Owned Tangible Personal Property has the meaning given in Section 2.1(a)(iv).
Party or Parties has the meaning given in the preamble to this Agreement.
Permitted Interim Actions means actions directly related to any of the matters listed on Schedule 1.1(B), each of which shall be taken on commercially reasonable terms.
Permitted Liens means (a) Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which amounts have been appropriately reserved in accordance with GAAP; (b) materialmen’s, warehousemen’s, workmen’s, mechanic’s, repairmen’s, landlord’s or other similar Liens arising in the ordinary course of business securing payments not yet due or payable or being contested in good faith by appropriate proceedings, and for which amounts have been appropriately reserved in accordance with GAAP or bonded over in accordance with applicable Law; provided that (i) any such Lien described in this clause (b), other than any such Lien associated with the Environmental Remediation Work, which shall be subject to Section 6.5, is or will be released at or prior to Closing and (ii) Permitted Liens shall not include any such Liens described in this clause (b) filed or asserted after Closing but related to work or services performed or materials delivered with respect to the Project prior to the Closing; (c) survey exceptions that would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the value of or the use of such property for its current purpose; (d) zoning, subdivision, entitlement, conservation, land use and other environmental restrictions, laws, rules, ordinances and regulations applicable to the Project and the real property related thereto; (e) such other Liens, imperfections in title, easements, restrictions and other matters of a similar nature that do not, individually or in the aggregate, materially detract from the value or materially interfere with the current use of the Project; (f) Liens created by or arising by reason of this Agreement, the Assigned Contracts, the Project Level Debt (provided that all such Liens created by or arising from the Project Level Debt shall be released on Closing) or the Governmental Approvals; and (g) those Liens set forth in Schedule 1.1(C).
Person means any individual, sole proprietorship, corporation, partnership, joint venture, limited partnership, limited liability company, trust, unincorporated association, institution, Governmental Person or any other entity.
Pond 3 has the meaning given in Section 3.2(a)(vii).
Power Purchase Agreement means that certain Power Purchase Agreement, dated as of October 22, 1997, by and between Buyer and HEP (as successor by novation to Encogen Hawaii, L.P.), as amended by that certain Amendment No. 1 to Power Purchase Agreement, dated as of January 14, 1999 and by the Power Purchase Agreement Novation, dated as of November 8, 1999 (as further amended, restated and otherwise supplemented, from time to time).
PPA Termination and Final Payment Agreement means a Termination and Final Payment Agreement, to be dated as of the Closing Date, between Buyer and HEP, in a form acceptable to both Buyer and HEP, providing for (i) the termination of the Power Purchase

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Agreement and the interconnection agreement between Buyer and HEP as of the Closing Date and the mutual release of the parties from their obligations thereunder, except for the payment of amounts accruing in respect of energy or capacity delivered or made available to Buyer prior to the Closing Date for which payment would not have been due until after the Closing Date, (ii) the payment to HEP of such amounts within 30 days after the Closing Date, net of any amounts itemized in such agreement that are owed by HEP to Buyer under the Power Purchase Agreement as of the Closing Date and (iii) any dispute that may be pending or otherwise identified in respect of the Power Purchase Agreement as of the Closing Date, including with respect to the amounts referred to in clauses (i) or (ii) of this definition.
Pre-Closing Period means the period commencing with the Agreement Time and ending upon the consummation of the Closing.
Preliminary Title Report means, collectively, the Preliminary Report dated November 5, 2015 (REVISED November 19, 2015), identified as Order No. 201544841A, and the Preliminary Report dated November 10, 2015 (REVISED November 20, 2015), identified as Order No. 201544841B, both prepared by Title Guaranty of Hawaii, Incorporated, in each case, modified as set out in the letter dated November 23, 2015 from David B. Tongg of Kobayashi, Sugita & Goda, LLP, to Sheila L.Y. Sakashita of Rush Moore LLP, which Preliminary Title Report and letter are attached as Schedule 4.2(c).
Project means the nominal 60MW dual fuel (naphtha/diesel-fired) combined cycle plant located on the northern coast of the Island of Hawai‘i which commenced commercial operations on December 31, 2000.
Project Level Debt means the debt identified on Schedule 1.1(D).
Proprietary Rights has the meaning given in Section 4.2(d).
PUC Application has the meaning given in Section 6.1(c).
Purchase Price has the meaning given in Section 2.2.
Purchased Assets has the meaning given in Section 2.1(a).
Quitclaim Deed has the meaning given in Section 3.2(a)(ii).
Real Estate Escrow Agent has the meaning given in Section 3.1.
Recoveries has the meaning given in Section 7.2(d)(ii).
Replacement Credit Support has the meaning given in Section 6.3(a).
Representatives means each Party’s respective officers, directors, employees, representatives, agents, attorneys or advisors.
Required Action has the meaning given in Section 6.2(a).

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Restoration Cost has the meaning given in Section 6.2(b)(i).
Seller has the meaning given in the preamble to this Agreement.
Seller Credit Support means the credit support identified on Schedule 1.1(E).
Seller Disclosure Schedules means the schedules to Sellers’ representations and warranties provided pursuant to ARTICLE IV.
Seller Fundamental Representations means, collectively, the representations and warranties of each Seller set forth in Section 4.1(a), Section 4.1(b), Section 4.1(c), Section 4.1(g) and Section 4.2(a).
Seller Letter of Credit means an irrevocable stand-by letter of credit (i) issued by Citibank N.A. or another FDIC-insured bank reasonably acceptable to Buyer, in a form that is reasonably acceptable to Buyer, (ii) having a stated amount equal to 10% of the Base Purchase Price, (iii) with a stated expiry of one year following the Closing Date, (iv) which may be drawn against a drawing certificate signed by Buyer and HEP (or its designee) or final, non-appealable judgment that Buyer is entitled to payment for indemnification from either Seller, and (v) and otherwise satisfying the provisions set forth in Section 6.6.
Sellers’ Knowledge means the actual knowledge of the persons set forth for the Sellers on Schedule 1.1(A), it being understood that none of the individuals set forth on such Schedule shall have any individual or personal liability with respect to any matter to which such knowledge applies.
Straddle Period has the meaning given in Section 6.4(a).
Tangible Personal Property has the meaning given in Section 2.1(a)(iv).
Tax or Taxes means all taxes, including all charges, fees, duties, levies or other assessments in the nature of taxes, imposed by any federal, state, local or foreign Taxing Authority, however levied or imposed, whether payable directly or by withholding, including net income, gross income, capital gains, gross receipts, net receipts, excise, sales, gain, use, license, custom duty, unemployment, capital stock, transfer, conveyance, franchise, payroll or other employment, withholding, social security, estimated, profit, gift, severance, value added, disability, occupation, stamp, goods and services, ad valorem, utility, utility users, registration, recording, premium, personal property, real property, unclaimed property, environmental (including Code Section 59A), alternative or add-on, windfall profits and other taxes, and shall include interest, penalties or additions attributable thereto or attributable to any failure to comply with any requirement regarding Tax Returns.

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Tax Returns means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed with or required to be filed with a Taxing Authority or a third party, including any such document prepared on a consolidated, combined or unitary basis and also including any schedule or attachment thereto, and including any amendment thereof.
Taxing Authority means the United States Internal Revenue Service and any other Governmental Person responsible for administration of Taxes under the Laws of any jurisdiction.
Terminating Notice Period has the meaning given in Section 3.5(b).
Trademarks means all trademarks, service marks, trade names, trade dress, corporate names, company names, business names, Internet domain names, logos, certification marks, collective marks and other indicia of origin pertaining to the Project, together with all translations, adaptations, derivations and combinations thereof, all registrations, applications and renewals in connection therewith and all of the goodwill connected with the use of, and symbolized by any of, the foregoing.
Transaction Documents means, collectively, this Agreement, the Bill of Sale and Assignment Agreement, the Deeds, the Entitled Real Property Assignment Agreement, the Grant of Easement, the Grant of Seepage Easement, the Encroachment Agreement, the Master Holder Assignment Agreement, the Leased Real Property Assignment Agreement, the Seller Letter of Credit and all other agreements between the Parties or their Affiliates entered into pursuant to the terms hereof in order to carry out the Closing Actions and the other transactions contemplated hereby.
Transfer Taxes has the meaning given in Section 6.4(d).
Updating Election Notice has the meaning given in Section 3.5(b).
Updating Information has the meaning given in Section 3.5(a).
Updating Party has the meaning given in Section 3.5(b).
Section 1.2    Interpretation. Except where otherwise expressly provided or unless the context otherwise necessarily requires, in this Agreement (including in the recitals hereto):
(a)Reference to a given Article, Section, clause, Exhibit or Schedule is a reference to an Article, Section, clause, Exhibit or Schedule of this Agreement, unless otherwise specified.
(b)The terms “hereof”, “herein”, “hereto”, “hereunder” and “herewith” refer to this Agreement as a whole.
(c)Reference to a given agreement, instrument, document or Law is a reference to that agreement, instrument, document or Law as modified, amended, supplemented and restated through the date as of which such reference is made, and, as to any Law, any successor Law.

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(d)Accounting terms have the meanings given to them under GAAP, and in any cases in which there exist elective options or choices in GAAP determinations relating to the Purchased Assets, or where management discretion is permitted in classification, standards or other aspects of GAAP related determinations relating to the Purchased Assets, the accounting principles and practices utilized in the financial statements of HEP as of December 31, 2014 shall continue to be applied on a consistent basis to the extent the same shall be in accordance with GAAP.
(e)Reference to a Person includes its predecessors, successors and permitted assigns and, in the case of any Governmental Person, any Person succeeding to its respective function and capacities.
(f)The singular includes the plural and the masculine includes the feminine, and vice versa.
(g)“Includes” or “including” shall be deemed to be followed in each instance by the words “for example and without limitation.”
(h)References to “days” means calendar days.
(i)Any item disclosed by a Party on any Schedule to this Agreement shall be deemed to be disclosed and incorporated by reference into each other Schedule as though fully set forth therein to the extent the applicability of the disclosure to such other Schedules is reasonably apparent on the face of such disclosure.
(j)The inclusion of an item in the information Made Available to Buyer or in any Schedule to this Agreement, including any Updating Information provided in accordance with Section 3.5, shall not be deemed an indication or admission that such item is material to a Seller or the Business, or is required by this Agreement to be reflected therein (and such inclusion shall not be deemed to establish or be considered for purposes of establishing a standard of materiality or other disclosure threshold). Without limiting the foregoing, no such references to or disclosure of a possible breach or violation of any Contract or applicable Law shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

ARTICLE II
Sale and Purchase of Purchased Assets;
Assumption of Liabilities; Purchase Price
Section 2.1    Sale and Purchase of Purchased Assets. Subject to the terms and conditions hereof, at the Closing:
(a)Purchased Assets. Each Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from such Seller, free and clear of all Liens other than Permitted Liens, all of such Seller's right, title and interest in, to and under all of the following assets, properties and rights of such Seller, to the extent that such assets, properties and

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rights exist as of the Closing Date (other than Excluded Assets) (collectively, the Purchased Assets):
(i)all inventories of spare parts set forth on Schedule 2.1(a)(i) of the Seller Disclosure Schedules, all other inventories of the Business (including inventories of fuel), finished goods, raw materials, work in progress, packaging and supplies (Inventory);
(ii)all Contracts set forth on Part C of Schedule 4.2(b) (collectively, the Assigned Contracts);
(iii)all right, title and interest in and to, to the extent utilized primarily in the operation of the Project, (A) all Intellectual Property and (B) the IT Assets;
(iv)all furniture, fixtures, equipment (including any cars, trucks, fork lifts and other industrial vehicles), machinery, parts and other tangible personal property, in each case, to the extent utilized primarily in the operation of the Project and either (A) owned by Sellers and listed on Schedule 2.1(a)(iv)-1 (the Owned Tangible Personal Property) or (B) leased by Sellers and listed on Schedule 2.1(a)(iv)-2 (Leased Tangible Personal Property and, together with the Owned Tangible Personal Property, the Tangible Personal Property);
(v)all Owned Real Property, Leased Real Property and Entitled Real Property;
(vi)all Governmental Approvals, including Environmental Approvals, listed on Schedule 4.2(f), but only to the extent such Governmental Approvals may be transferred under applicable Law (including, without limitation, upon request or application to the applicable Governmental Person);
(vii)all deposits, prepaid expenses, credits, advance payments, security, deposits, charges, sums and fees (including pursuant to any Assigned Contract), in each case set forth on Schedule 2.1(a)(vii);
(viii)all of Sellers’ rights under warranties and licenses received from third parties to the extent such warranties may be transferred under applicable Law and Contract (including, without limitation, upon request or application to the applicable Person);
(ix)to the extent Sellers possess or can readily obtain the same: all operating records, engineering designs, blueprints, as-built plans, specifications, and equipment repair, safety, maintenance or service records of Sellers relating to the Project (all of the foregoing, collectively, Books and Records);
(x)all rights, claims, credits, causes of action or rights of set off against third parties held by Sellers in connection with the operation of the Project, including rights under vendors’ and manufacturers’ warranties, indemnities and

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guaranties to the extent authorized to the extent that such rights, claims, credits, causes of action or rights of set off may be transferred under applicable Law and Contract (including, without limitation, upon request or application to the applicable Person);
(xi)any claims, counterclaims, setoffs, rights of recoupment, equity rights or defenses that Sellers may have with respect to any Assumed Liabilities; and
(xii)all goodwill associated with any of the assets described in the foregoing clauses.
(b)Excluded Assets. Buyer expressly understands and agrees that it is not purchasing or acquiring, and neither Seller is selling or assigning, and the Purchased Assets do not include any of the following (the Excluded Assets):
(i)all accounts and notes receivable of the Business, including accounts receivable of HEP under the Power Purchase Agreement;
(ii)all cash and cash equivalents, bank accounts and securities of Sellers;
(iii)all Contracts that are not Assigned Contracts and all rights, claims, credits, causes of action or rights of set off against third parties held by Sellers in connection therewith;
(iv)all Intellectual Property other than as expressly set forth in Section 2.1(a)(iii);
(v)the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of either Seller or its operations (other than as expressly set forth in Section 2.1(a)(ix)), correspondence, research and development and legal files, customer lists, price lists and any other books and records of either Seller;
(vi)all insurance policies of such Seller and all rights to applicable claims and proceeds thereunder and any right to any refund thereunder;
(vii)all Tax assets (including duty and Tax refunds and prepayments) of such Seller or any of its Affiliates);
(viii)all rights to any action, suit or claim of any nature available to or being pursued by such Seller, whether arising by way of counterclaim or otherwise, other than as expressly set forth in Section 2.1(a)(xi);
(ix)the assets, properties and rights specifically set forth on Schedule 2.1(b)(ix); and

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(x)the rights which accrue or will accrue to each Seller under the Transaction Documents.
(c)Assumed Liabilities. Subject to the terms and conditions set forth herein, Sellers shall assign to Buyer and Buyer shall assume from Sellers and pay, perform and discharge when due each of the Assumed Liabilities. Assumed Liabilities shall mean solely the following:
(i)all liabilities and obligations arising under or relating to the Assigned Contracts on or after the Closing;
(ii)all liabilities and obligations for (A) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period beginning after the Closing Date (or any portion of any Straddle Period beginning after the Closing Date) and (B) Taxes for which Buyer is liable pursuant to Section 6.4;
(iii)all other liabilities and obligations arising out of or relating to Buyer's ownership or operation of the Project and the Purchased Assets on or after the Closing; and
(iv)all liabilities and obligations of such Seller set forth on Schedule 2.1(c)(iv).
(d)Excluded Liabilities. Buyer shall not assume and shall not be responsible to pay, perform or discharge any of the following liabilities or obligations of either Seller (collectively, the Excluded Liabilities):
(i)all trade accounts payable (excluding, for the avoidance of doubt, any accounts payable arising from the Environmental Remediation Work, which shall be governed by Section 6.5) of each Seller to third parties in connection with the Business that remain unpaid as of the Closing Date;
(ii)all liabilities and obligations arising under or relating to the Assigned Contracts prior to the Closing;
(iii)any liabilities or obligations relating to or arising out of the Excluded Assets;
(iv)any liabilities or obligations (whether direct or as a result of transferee liability, joint and several liability, contractual liability) for (A) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period ending on or prior to the Closing Date (or any portion of any Straddle Period ending on the Closing Date) (whether accrued or payable on, after, or before the Closing Date) and (B) any other Taxes not relating to the Business, the Purchased Assets or the Assumed Liabilities (other than Taxes allocated to Buyer under Section 6.4) for any taxable period;
(v)any liabilities or obligations of such Seller arising or incurred in connection with the negotiation, preparation, investigation and performance

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of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;
(vi)any liabilities and obligations of such Seller set forth on Schedule 2.1(d)(vi).
Section 2.2    Purchase Price. The aggregate consideration for the Purchased Assets shall be the sum of (x) eighty-four million, five hundred thousand Dollars ($84,500,000) (the Base Purchase Price) plus (y) the Fuel Price Adjustment (the Purchase Price), plus (z) the assumption of the Assumed Liabilities.
Section 2.3    Allocation of Purchase Price. Not less than sixty (60) days prior to the Closing Date, Buyer and Sellers shall agree on (i) a schedule allocating the Purchase Price (the Allocation Schedule) for income tax purposes, (ii) a form of Report of Bulk Sale or Transfer (State of Hawaiʻi Form G-8A) (the Bulk Sale Report) and (iii) a form of the Conveyance Tax Certificate. The Allocation Schedule shall be used to complete the Bulk Sale Report and Conveyance Tax Certificate. The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code and shall be based on an appraisal performed by American Appraisal, a division of Duff & Phelps, or such other independent appraisal firm mutually acceptable to, and appointed by, Buyer and Sellers. In the event of any disagreement, Sellers and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Sellers and Buyer are unable to resolve any dispute with respect to the Allocation Schedule, the Bulk Sale Report or the Conveyance Tax Certificate within ten (10) Business Days, such dispute shall be resolved by the Independent Accounting Firm or, if the Independent Accounting Firm is unable to serve, another impartial nationally recognized firm of independent certified public accountants mutually appointed by Buyer and Sellers. The reasonable fees and expenses of such appraisal firm and of any such accounting firm shall be borne 50% by the Sellers and 50% by Buyer. Sellers and Buyer agree to file their respective IRS Forms 8594 and all federal, state and local Tax Returns in accordance with the Allocation Schedule and to not take any position during the course of any audit or other proceeding inconsistent with such schedule unless required by a determination of the applicable Taxing Authority that is final. Buyer and the Sellers shall make appropriate adjustments to the Allocation Schedule to reflect changes in the Purchase Price.
Section 2.4    Fuel Price Adjustment. Not later than five (5) Business Days, nor earlier than ten (10) Business Days, prior to the Closing Date, HEP shall deliver to Buyer a written statement setting forth the amount of fuel included in the Purchased Assets and the third-party direct costs incurred by HEP for the purchase and transportation thereof (the Fuel Price Adjustment), in each case determined as set forth on Exhibit D and supported by reasonably detailed evidence of such costs. In no event shall the Fuel Price Adjustment include any internal costs of Sellers or any Affiliate thereof, whether for overhead or otherwise.

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ARTICLE III
Closing and Closing Conditions
Section 3.1    Time and Place of the Closing. Subject to the terms and conditions hereof, including ARTICLE VIII (relating to termination), and of the Escrow Agreement, including the delivery to the Real Estate Escrow Agent of such of the Transaction Documents as shall be specified therein as well as the delivery to the Real Estate Escrow Agent by Buyer of funds in an amount equal to the Purchase Price plus closing costs and transaction expenses to be paid by Buyer at Closing in accordance with this Agreement, the closing of the transactions contemplated by ARTICLE II (the Closing) shall take place at the offices of Title Guaranty Escrow Service, Inc., 235 Queen Street, Honolulu, Hawaiʻi 96813 (the Real Estate Escrow Agent), three (3) Business Days after the satisfaction or waiver of the closing conditions set forth in this ARTICLE III (other than conditions that can only be satisfied at the Closing), and/or at such other place and on such other date as the Parties mutually agree (the actual date of the Closing is referred to herein as the Closing Date).
Section 3.2    Actions at the Closing. At the Closing each Seller and Buyer (as applicable and taking into account the provisions of the Escrow Agreement) shall take or cause to be taken the following actions all of which will be deemed taken simultaneously at the Closing and no one of which will be deemed completed until all have been completed and the Closing shall have occurred (the Closing Actions):
(a)Transfer of Purchased Assets and Recordation of Applicable Transaction Documents.
(i)Each Seller shall execute and deliver to Buyer, and Buyer shall execute and deliver to Sellers, a bill of sale and assignment and assumption agreement in the form of Exhibit A hereto (the Bill of Sale and Assignment Agreement), transferring the Purchased Assets described therein to Buyer and effecting the assignment to and assumption by Buyer of such Purchased Assets and the Assumed Liabilities;
(ii)with respect to each parcel of Owned Real Property (other than the parcel designated as Tax Map Key No. (3) 4-5-002-026), a limited warranty deed in Acceptable Form (the Limited Warranty Deed) duly executed and notarized by Sellers and with respect to the parcel designated as Tax Map Key No. (3) 4-5-002-026, a quitclaim deed in Acceptable Form duly executed and notarized by Sellers (the Quitclaim Deed and, together with the Limited Warranty Deed, the Deeds), shall be timely submitted to the Real Estate Escrow Agent and recorded in the Bureau;
(iii)with respect to all Entitled Real Property, such recordable instruments and agreements as shall be reasonably necessary to convey all of Sellers’ rights and interests therein to Buyer in Acceptable Form (the Entitled Real Property Assignment Agreement), duly executed and notarized by Sellers, and with respect to the “Master Holder” interest of the Sellers under that certain Reciprocal Lease of Roadway Easements (Standard Oil Road) dated August 11, 1999, recorded in the Bureau as Document No. 99-165023, such recordable instrument and agreement as shall be

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reasonably necessary or desirable to convey all of Sellers’ right and interest therein to Buyer in Acceptable Form (the Master Holder Assignment Agreement) duly executed and notarized by Sellers, shall be timely submitted to the Real Estate Escrow Agent and recorded in the Bureau;
(iv)with respect to each Assigned Contract pertaining to Leased Tangible Personal Property (but excluding the Leased Real Property), Sellers shall execute and deliver to Buyer such instruments and agreements in Acceptable Form as shall be reasonably necessary to convey all of Sellers’ rights and interests therein to Buyer, and with respect to each Assigned Contract pertaining to Leased Real Property, such recordable instruments and agreements in Acceptable Form as shall be reasonably necessary or desirable to convey all of Sellers’ rights and interests therein to Buyer (the Leased Real Property Assignment Agreement), duly executed and notarized by Sellers, shall be timely submitted to the Real Estate Escrow Agent and recorded in the Bureau;
(v)the Guarantee (as defined in the Power Purchase Agreement) shall be automatically terminated and Great Point Power, LLC, a Delaware limited liability company affiliated with Sellers, shall be automatically and unconditionally released from its obligations thereunder and Buyer shall deliver Irrevocable Standby Letter of Credit No. 413337041 dated May 15, 2014 to HEP, or to the instruction of HEP, for cancellation;
(vi)a non-exclusive grant of easement for drainage or flowage purposes over, upon and through limited portions of the Nienie Gulch and the Namoku Gulch located on the parcels designated as Tax Map Key Nos. (3) 4-5-002-019 and (3) 4-5-002-059, respectively, based on a survey to be commissioned by HLP which will utilize contours to establish the general boundaries of the drainage or flowage areas (the Easement Areas), in favor of Buyer and for the benefit of and appurtenant to the Owned Real Property (other than the parcel designated as Tax Map Key No. (3) 4-5-002-026), in Acceptable Form (the Grant of Easement), duly executed and notarized by HLP, shall be timely submitted to the Real Estate Escrow Agent and recorded in the Bureau;
(vii)a recordable encroachment agreement in Acceptable Form (Encroachment Agreement), in favor of Buyer and for the benefit of and appurtenant to Lot 4-A pursuant to which HLP will allow Discharge Pond #3 (Pond 3) to extend beyond the common boundaries between Tax Map Key No. (3) 4-5-002-058 (Lot 4-A) and onto Tax Map Key Nos. (3) 4-5-002-015 and 059 (Lots 6 and 7, respectively) to the extent and in the same manner as Pond 3 currently overlaps and extends into said Lots 6 and 7, duly executed and notarized by HLP, shall be timely submitted to the Real Estate Escrow Agent and recorded in the Bureau; and
(viii)a recordable non-exclusive grant of easement for seepage purposes for waters which may percolate or seep from Discharge Ponds 1, 2 or 3 located on the parcel designated as Tax Map Key No. (3) 4-5-002-058 (Lot 4-A) under, upon and through the parcels designated as Tax Map Key Nos. (3) 4-5-002-015 and (3) 4-5-002-059 (Lots 6 and 7, respectively), in favor of Buyer and for the benefit of and appurtenant to the Owned Real Property (other than the parcel designated as Tax Map Key No. (3) 4-

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5-002-026), in Acceptable Form (the Grant of Seepage Easement), duly executed and notarized by HLP, shall be timely submitted to the Real Estate Escrow Agent and recorded in the Bureau;
(b)Payment of Purchase Price. Buyer shall have timely deposited the Purchase Price with the Real Estate Escrow Agent in accordance with the Escrow Agreement, and the Real Estate Escrow Agent shall pay to Sellers the Purchase Price by wire transfer of immediately available funds, without deduction (other than for closing costs and transaction expenses to be paid at Closing by Sellers in accordance with this Agreement), withholding or set-off, to such account or accounts as shall be specified not less than five Business Days prior to Closing by Sellers in writing to Buyer and the Real Estate Escrow Agent .
(c)PPA Termination and Final Payment Agreement. The Buyer and HEP shall each execute and deliver to the other the PPA Termination and Final Payment Agreement.
(d)Additional Actions. The Parties shall execute and deliver, or cause to be executed and delivered, all other documents, and take such other actions, in each case as shall be reasonably necessary or appropriate to consummate the transactions contemplated hereby, all in accordance with the provisions of this Agreement.
Section 3.3    Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing, of the following conditions precedent, any of which may be waived by Buyer in its sole discretion:
(a)Performance of Closing Actions. Each Seller shall have tendered performance of its Closing Actions.
(b)Governmental Approvals. The Commission Approval Order shall have been obtained and all other Governmental Approvals required to consummate this Agreement, as specifically identified on Schedules 4.1(d) and 5.1(d), shall have been obtained, made or filed, as the case may be.
(c)Consents. All third-party consents specifically identified on Schedule 4.1(d), 4.2(b) and 5.1(d) shall have been obtained and be in full force and effect.
(d)No Proceeding or Litigation. No suit, action, investigation, inquiry or other legal or administrative proceeding shall have been instituted by any Person (other than the Buyer or its Affiliates) that challenges the validity of, or seeks to enjoin, the consummation of the transactions contemplated by the Transaction Documents.
(e)Representations and Warranties. The representations and warranties set forth in Section 4.1 and Section 4.2 that are qualified with respect to materiality, as such representations or warranties are modified by any Accepted Update(s) pursuant to Section 3.5, shall be true and

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correct in all respects, and the representations and warranties set forth in Section 4.1 and Section 4.2 that are not so qualified, as such representations or warranties are modified by any Accepted Update(s) pursuant to Section 3.5, shall be true and correct in all material respects, in each case as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date).
(f)Covenants. Each Seller shall have performed or complied with, in all material respects, the covenants and obligations hereunder required to be performed or complied with by it on or prior to the Closing.
(g)Officer’s Certificates. Buyer shall have received, with respect to each Seller, (i) an officer’s certificate, dated as of the Closing Date and signed by a duly authorized officer of such Seller, attached to which shall be all Seller Disclosure Schedules relating to representations and warranties given by such Seller updated through the Closing Date in accordance with Section 3.5, and pursuant to which such officer certifies that the conditions described in Section 3.3(a) and Section 3.3(e) have been satisfied and (ii) a secretary’s certificate from such Seller, dated as of the Closing Date and signed by its secretary or assistant secretary, certifying as to its incumbent officers, Charter Documents, good standing and authorization.
(h)Seller Letter of Credit. Sellers shall have caused the Seller Letter of Credit to be executed and delivered to Buyer.
(i)Non-foreign Certificates. Each Seller shall furnish Buyer with a certificate, substantially in the form of Exhibit B hereto, which satisfies the requirements of Section 1.1445-2(b)(2) of the Treasury Regulations.
(j)Hawaiʻi Resident Certificate. Each Seller shall furnish Buyer with a certificate, substantially in the form of Exhibit C hereto, to the effect that such Seller is a resident person within the meaning of Section 235-68 of the Hawaiʻi Revised Statutes.
(k)Hawaiʻi Tax Clearance Certificate. Each Seller shall furnish to Buyer with a tax clearance certificate issued by the State of Hawaiʻi in respect of such Seller as of date not more than ten (10) days prior to the Closing Date.
(l)Report of Bulk Sale. Provided Buyer has delivered the information referred to in Section 3.4(k), each Seller shall furnish Buyer with a file stamped copy of such Seller’s Report of Bulk Sale or Transfer (State of Hawaiʻi Form G-8A) pursuant to Section 237-43 of the Hawaiʻi Revised Statutes, completed in a manner consistent with the Allocation Schedule and on which the Director of the Department of Taxation has signed the Certification of the Director of Taxation.
(m)Conveyance Tax Certificate. Sellers shall furnish to Buyer a Conveyance Tax Certificate completed in a manner provided in Section 2.3 and executed by each Seller.
(n)Repayment of Project Level Debt and Release of Liens. Sellers shall have delivered to Buyer evidence reasonably satisfactory to Buyer, including applicable pay-off letters, of the repayment and satisfaction in full of, and the release of all Liens securing, the Project Level Debt concurrently with the Closing.

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(o)Title Insurance. Buyer shall have received an ALTA Owner’s Title Policy with such extended coverages and endorsements in respect of the Owned Real Property, the Leased Real Property and the Entitled Real Property set forth in Part A of Schedule 3.3(o) issued by a company of Buyer’s selection in standard form, with said endorsements in a form reasonably acceptable to Buyer, insuring Buyer’s interests in respect thereof for an insured amount as determined by Buyer, subject to no exceptions other than Permitted Liens, and providing non-imputation coverage (without any recourse to the Sellers or their Affiliates), the cost of which shall be borne by Buyer. Buyer shall have also received, to the extent reasonably necessary in order for said ALTA Owner’s Title Policy and endorsements to be issued, (i) from Sellers (w) a letter addressed to the title company in the form of TG Form B - construction, covenants and subdivision matters (04-03, rev. 05-06), as modified by Sellers, such modification to be limited solely to factual matters, including qualifiers such as "to the best of our knowledge with no duty to investigate", (x) a letter addressed to the title company in the form of TG Form D.1 - tenant leases & parties in possession (06-02, rev. 05-06), as modified by Sellers, such modification to be limited solely to factual matters, including qualifiers such as "to the best of our knowledge with no duty to investigate", (y) an estoppel certificate from Sellers in favor of the title company with respect to the Amended and Restated Ground Lease described in the Preliminary Title Report, and (z) a letter from Sellers acknowledging the termination as of Closing of the Pasture License in favor of Raymond Lorenzo and the fish farm easement affecting Lot 4-A, both as described in the Preliminary Title Report, and (ii) estoppel certificates from other contracting parties with respect to the Entitled Real Property identified on Part B of Schedule 3.3(o), in each case, duly executed by the Sellers or such other contracting parties, as applicable, in favor of the title company. Notwithstanding the letter from David Tongg attached to the Preliminary Title Report or the forms of title endorsements shown on Schedule 3.3(o), except for the documents specified in Section 3.3(o)(i) above, Sellers have no further obligation to provide any other documents from Sellers or from other third parties to the title company, to third parties or to Buyer in order for Buyer to obtain an ALTA Owner's Title Policy.
(p)Books and Records. Sellers shall deliver the Books and Records, it being understood that any Books and Records located at the Project need not be physically delivered, but shall be deemed delivered at the Closing.
[ …
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[ …
]
(s)    Combustion Turbines. Following completion of the work undertaken by GE Packaged Power, Inc. (GE), which is expected to be completed in the first calendar quarter of 2016, Buyer shall have received reasonable evidence that Combustion Turbine 1 of the Project (the Unit) has been tested at full load capacity (i.e., 22 MW) by HEP and the results of such testing were satisfactory to Buyer and Seller, each in their reasonable determination (such determination to be provided within ten (10) days after the receipt of such testing results), provided that Buyer shall, in its capacity as purchaser of the Project’s power,

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have accommodated the scheduling and testing of the Unit. The testing referred in this paragraph shall be conducted in accordance with Exhibit E.
(t)    Mechanic’s Liens. Subject to the provisions of Section 6.5(c), Sellers shall have delivered to Buyer (x) lien waivers or lien releases from any contractor with a right to impose a Lien of the type described in clause (b) of the definition thereof related to work or services performed or materials delivered with respect to the Purchased Assets prior to the Closing or (y) evidence satisfactory to Buyer that Seller has established and shall maintain an escrow in a form and with a bank acceptable to Buyer that will provide sufficient funds to Buyer to discharge any such Lien.
(u)    PPA Payments. HEP shall have paid to Buyer any amounts that are due and payable to Buyer on or before the Closing Date under the Power Purchase Agreement.
Section 3.4    Conditions Precedent to Obligations of Seller. The obligation of each Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction, on or prior to the Closing, of the following conditions precedent, any of which may be waived by Sellers in their sole discretion:
(a)Performance of Closing Actions. Buyer shall have tendered performance of its Closing Actions.
(b)Governmental Approvals. The Commission Approval Order shall have been obtained and all other Governmental Approvals specifically identified on Schedules 4.1(d) and 5.1(d) shall have been obtained, made or filed, as the case may be.
(c)Consents. All third-party consents specifically identified on Schedule 4.1(d), 4.2(b) and 5.1(d) shall have been obtained and be in full force and effect.
(d)No Proceeding or Litigation. No suit, action, investigation, inquiry or other legal or administrative proceeding shall have been instituted by any Person (other than the Sellers or their Affiliates) that challenges the validity of, or seeks to enjoin, the consummation of the transactions contemplated by the Transaction Documents.
(e)Representations and Warranties. The representations and warranties set forth in Section 5.1 that are qualified with respect to materiality shall, as such representations or warranties are modified by any Accepted Update(s) pursuant to Section 3.5, be true and correct, and the representations and warranties set forth in Section 5.1 that are not so qualified shall, as such representations or warranties are modified by any Accepted Update(s) pursuant to Section 3.5, be true and correct in all material respects, in each case as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date).
(f)Covenants. Buyer shall have performed or complied with, in all material respects, the covenants and obligations hereunder required to be performed or complied with by Buyer on or prior to the Closing.

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(g)Officer’s Certificates. Buyer shall have furnished to each Seller (i) an officer’s certificate, dated as of the Closing Date and signed by a duly authorized officer of Buyer, attached to which shall be all Buyer Disclosure Schedules updated through the Closing Date in accordance with Section 3.5, and pursuant to which such officer certifies that the conditions described in Section 3.4(a) and Section 3.4(e) have been satisfied, and (ii) a secretary’s certificate from Buyer, dated as of the Closing Date and signed by its secretary or assistant secretary, certifying as to its incumbent officers, Charter Documents, good standing and due authorization.
(h)Seller Credit Support. Each Seller and any Affiliate thereof shall have been fully released from its obligations (if any) to provide the Seller Credit Support (and from any Liens granted in connection with the underlying credit support obligations) and the Seller Credit Support shall have been returned to such Seller (or its designee) and if there shall be a delay in such release or return and Sellers elect to close notwithstanding the delay, Buyer shall agree to reimburse Sellers in a form reasonably satisfactory to Sellers, for any payment under the Seller Credit Support following the Closing until such time as the Seller Credit Support shall be returned to the applicable Seller (or its designee).
(i)Conveyance Tax Certificate. Buyer shall furnish to Sellers a Conveyance Tax Certificate completed in a manner provided in Section 2.3 and executed by Buyer.
(j)Notice of Purchase. Buyer shall furnish to Sellers a State of Hawaiʻi Form D-37, completed in a manner that is mutually acceptable to Sellers and Buyer and executed by Buyer.
(k)Bulk Sales Certificate. Buyer shall furnish to Sellers information regarding Buyer reasonably requested by Sellers to satisfy the condition set out in Section 3.3(l).
(l)Combustion Turbines. Following completion of the work undertaken by GE, which is expected to be completed in the first calendar quarter of 2016, Buyer shall have received reasonable evidence that the Unit has been tested at full load capacity (i.e., 22 MW) by HEP and the results of such testing were satisfactory to Buyer and Seller, each in their reasonable determination (such determination to be provided within ten (10) days after the receipt of such testing results), provided that Buyer shall, in its capacity as purchaser of the Project’s power, have accommodated the scheduling and testing of the Unit. The testing referred in this paragraph shall be conducted in accordance with Exhibit E.
(m)PPA Payments. Buyer shall have paid to HEP all amounts that are due and payable to HEP on or before the Closing Date under the Power Purchase Agreement in respect of energy delivered and capacity made available prior to the Closing Date.
Section 3.5    Update of Disclosure Schedules; Election Not to Close.
(a)Updating Disclosure Schedules. Each of Sellers and Buyer shall have the continuing right from the Agreement Time until the Closing or the earlier termination of this Agreement, and if to Sellers’ Knowledge or Buyer’s Knowledge, as applicable, any fact or circumstance that makes the representations and warranties herein made by Sellers or Buyer,

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respectively, inaccurate in any material respect as of the date such representation and warranty was made or would make such representation and warranty inaccurate in any material respect as of the Closing Date if not capable of being cured, and cured, by the Closing Date, such Party shall have an obligation from the Agreement Time until the Closing or the earlier termination of this Agreement, (i) to supplement, modify or amend the information required to be set forth on the Seller Disclosure Schedules or on the Buyer Disclosure Schedules, as applicable, in each case as to representations and warranties made by Sellers or Buyer, respectively, with respect to any matter hereafter arising or discovered which, if existing or known at the Agreement Time, would have been required to have been set forth on such Disclosure Schedules, and (ii) if necessary or appropriate to correct any inaccuracy in a representation made by a Party to add a schedule to the Seller Disclosure Schedules or the Buyer Disclosure Schedules, as applicable, with a corresponding reference in this Agreement (such information and additional schedules collectively, the Updating Information). Except as provided in this Section 3.5, unless any Updating Information is expressly consented to by the Party receiving the Updating Information, (including as the result of a Party invoking the procedures set forth in Section 3.5(b) and Section 3.5(c)), no Updating Information shall, or shall be deemed to, (A) cure any incorrectness or breach of a representation and warranty, (B) supplement, modify or amend any Seller Disclosure Schedules or Buyer Disclosure Schedules as of any date or (C) qualify any representations and warranties.
(b)Election Not to Close. Upon updating any schedule under Section 3.5(a), the Party updating such schedule (the Updating Party) may, at its election (but shall not be obligated to), invoke the procedures set forth under this Section 3.5(b) in order to allow an early determination as to whether the Updating Information, together with all previously provided Updating Information, may permit the other party (the Non-Updating Party) not to consummate the transactions contemplated herein in reliance upon the conditions to the Non-Updating Party’s obligation to consummate the transactions as set forth in this ARTICLE III. In the event an Updating Party elects to invoke the procedures set forth under this Section 3.5(b), such Updating Party shall promptly deliver written notice of such election (an Updating Election Notice) to the Non-Updating Party. Upon receipt of an Updating Election Notice, the Non-Updating Party shall have the right to review the Updating Information, together with all previously provided Updating Information, for a period of ten Business Days after receipt thereof (the Terminating Notice Period). At any time within the Terminating Notice Period, the Non-Updating Party shall have the right to terminate this Agreement by written notice to the Updating Party if the Updating Information, together with all previously provided Updating Information, discloses that a condition precedent to the Non-Updating Party’s obligation to consummate the transactions set out in this ARTICLE III would not be satisfied as of the Closing Date after taking into account such Updating Information. Such written notice from the Non-Updating Party shall specify in reasonable detail the Updating Information forming the basis for the decision to terminate and the condition which would not be satisfied and the reason therefor. Such termination right shall be the Non-Updating Party’s sole remedy in respect of the incorrectness or a breach of a representation and warranty as disclosed by such Updating Information if the procedures set forth in this Section 3.5(b) have been invoked by the Updating Party in connection therewith. If such termination notice is not received within the Terminating Notice Period, the provisions of Section 3.5(c) shall apply. Notwithstanding the foregoing or anything to the contrary in this Agreement, Buyer shall have no right to terminate this Agreement pursuant to this Section 3.5(b) or to fail to consummate the transactions contemplated

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hereby due to any Updating Information that describes the taking of a Required Action (if any) pursuant to Section 6.2(a).
(c)Effect of Updating Information. If a Party delivers Updating Information and (i) such Party invokes the procedures set forth in Section 3.5(b) and a termination notice is not received within the Terminating Notice Period, or (ii) if the Closing occurs notwithstanding the delivery of Updating Information, in either such case the information constituting such Updating Information shall be deemed an Accepted Update. With respect to any Accepted Update, (A) any incorrectness or breach of a representation caused by the Accepted Update shall be deemed cured, (B) the relevant Seller Disclosure Schedules or Buyer Disclosure Schedules, as applicable, shall be deemed to be supplemented, modified or amended by such Accepted Update as of the Agreement Time for all purposes of this Agreement and (C) any applicable representations and warranties to which such Accepted Update refers shall be deemed qualified as of the Agreement Time by such Accepted Update.

ARTICLE IV
Representations and Warranties of SellerS
Section 4.1    Representations and Warranties Regarding Sellers. Except as set forth on the Seller Disclosure Schedules, Sellers hereby jointly and severally represent and warrant to Buyer as of the Agreement Date (except with respect to representations and warranties made as of a particular date, which shall be deemed to be made only as of such date) as follows:
(a)Organization. Each Seller is a limited partnership, duly formed, validly existing and in good standing under the Laws of the State of Hawai‘i. Each Seller is qualified to do business in all jurisdictions where the failure to qualify would materially and adversely affect its ability to execute or deliver, or perform its obligations under the Transaction Documents to which it is or will be a party.
(b)Authority and Power. Each Seller has the requisite limited partnership power and authority to enter into each of the Transaction Documents to which it is or will be a party, consummate each of the transactions and undertakings contemplated thereby, and perform all of the terms and conditions thereof to be performed by it. The execution, delivery and performance of each of the Transaction Documents to which each Seller is or will be a party and the consummation of each of the transactions and undertakings contemplated thereby have been duly authorized by all requisite limited partnership action on the part of such Seller under its respective Charter Documents.
(c)Valid and Binding Obligations. Each of the Transaction Documents to which each Seller is or will be a party has been, or will be when executed and delivered, duly and validly executed and delivered by such Seller and is, or will be when executed and delivered, enforceable against such in accordance with the terms thereof, except as such enforceability may be limited or denied by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights and the enforcement of debtors’ obligations generally and (ii) general principles of equity, regardless of whether enforcement is pursuant to a proceeding in equity or at law.

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(d)Approvals and Consents. Assuming (i) the accuracy of the representations and warranties of Buyer set forth herein and (ii) the receipt, effectiveness and validity of the approvals and consents set forth in Schedules 4.1(d) and 5.1(d) hereto, each Seller is not and will not be, required to give any notice to, make any filing with, or obtain any material consent or approval from, any Person (including Governmental Approvals and consents or approvals of any third party) to execute, deliver or perform any of the Transaction Documents to which it is or will be a party or to consummate the transactions contemplated.
(e)No Violations. Assuming that all filings, consents and approvals set forth on Schedule 4.1(d) have been timely made or obtained, as applicable, the execution, delivery and performance by each Seller of each of the Transaction Documents to which it is or will be a party, and the consummation of the transactions contemplated thereby, does not (i) violate the Charter Documents of such Seller; (ii) assuming the accuracy of the representations and warranties of Buyer set forth herein, violate or be in conflict with, or constitute a default (or any event which, with or without due notice or lapse of time, or both, would constitute a default) under (A) any Assigned Contract or (B) any other Contract to which such Seller is a party or by which any properties or assets of such Seller are or may be bound which such violation or default would have a Material Adverse Effect; or (iii) violate in any material respect any Law applicable to such Seller.
(f)No Litigation. There are no actions, suits, or legal or arbitration proceedings pending to which either Seller is a party (and, to Sellers’ Knowledge, there are no actions, suits or legal or arbitration proceedings threatened in writing against either Seller), before any Governmental Person or arbitral body against or affecting either Seller, that (i) challenges the validity of, or seeks to enjoin, the consummation of the transactions contemplated by the Transaction Documents; provided that Sellers make no representation or warranty as to any such actions, suits or legal or arbitration proceedings commenced by Buyer or its Affiliates or arising from the PUC Application or approval process related thereto or (ii) would, individually or in the aggregate, have a Material Adverse Effect.
(g)Brokers. Except as set forth in Schedule 4.1(g), neither Seller has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, and neither Seller has incurred any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer or its Affiliates as of the Closing Date could become liable or obligated.
Section 4.2    Representations and Warranties Regarding the Purchased Assets. Except as set forth on the Seller Disclosure Schedules, Sellers hereby jointly and severally represent and warrant to Buyer as of the Agreement Date and as of the Closing Date (except with respect to representations and warranties made as of a particular date, which shall be deemed to be made only as of such date) as follows:
(a)Title to and Interest In Tangible Personal Property. Except as set forth in Schedule 4.2(a), Sellers have good and valid title to the Owned Tangible Personal Property and a valid leasehold interest in all of the Leased Tangible Personal Property, in each case free and clear of any Liens except for Permitted Liens.

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(b)Contracts. Schedule 4.2(b) contains a true, correct and complete list of all Material Contracts and all amendments and supplements thereto. True, correct and complete copies of all such Material Contracts have been Made Available to Buyer. Neither Seller is in default (and to the Sellers’ Knowledge, no other party thereto is in default) as of the date hereof of any obligation therein, except for such defaults that would not, individually or in the aggregate, result in a Material Adverse Effect. Assuming the accuracy of the representations and warranties of Buyer set forth herein and the receipt, effectiveness and validity of the approvals and consents set forth in Schedule 4.2(b), the execution and delivery by Sellers of this Agreement and the consummation of the Closing contemplated hereunder (A) do not violate or constitute a breach under any such Material Contract or (B) violate in any material respect any Law applicable to Sellers.
(c)Real Properties.
(i)HLP is the owner of the real property described in the Preliminary Title Report (the Owned Real Property). The Owned Real Property is subject to those encumbrances and liens as shown on the Preliminary Title Report together with the Permitted Liens. With respect to the Owned Real Property: (A) Sellers have not leased or otherwise granted to any person the right to use or occupy such Owned Real Property or any material portion thereof which is still in effect, other than as shown on the Preliminary Title Report and the granting of Permitted Liens; and (B) Sellers have not granted any outstanding options, rights of first refusal, rights of first offer, rights of reverter or other third party rights to purchase such Owned Real Property, other than as shown on the Preliminary Title Report and the granting of Permitted Liens.
(ii)The Preliminary Title Report describes all material leases, ground leases, subleases, licenses, options or other agreements used in connection with the Business (the Leased Real Property). Each lease, ground lease, sublease, license, option or other agreement related to the Leased Real Property to which either Seller is a party is a legal, valid, binding and enforceable obligation of the applicable Seller and, to Sellers’ Knowledge, each such lease, ground lease, sublease, license, option or other agreement is in full force and effect. Sellers are not in material default under any such leases, ground leases, subleases, licenses, options or other agreements, and no condition exists which (with notice or lapse of time or both) would constitute a default by any Seller thereunder or, to Sellers’ Knowledge, by the other parties thereto, in each case, other than such defaults as would not, individually or in the aggregate, result in a Material Adverse Effect. Sellers have not subleased or otherwise granted any Person the right to use or occupy any Leased Real Property which is still in effect, other than as shown on the Preliminary Title Report and the granting of Permitted Liens.
(iii)The Preliminary Title Report describes all appurtenant easements, rights of way, real property licenses and other real property entitlements used in connection with the Business (the Entitled Real Property). Each instrument related to the Entitled Real Property to which any Seller is a party is a legal, valid, binding and enforceable obligation of the applicable Seller except where the failure to be a legal, valid, binding or enforceable obligation would not, individually or in the aggregate, result in a Material Adverse Effect, and to Sellers’ Knowledge, each such instrument is in full

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force and effect. Sellers are not in material default under any such instruments, and no condition exists which (with notice or lapse of time or both) would constitute a default by either Seller thereunder or, to the Sellers’ Knowledge, by the other parties thereto, in each case, other than such defaults as would not, individually or in the aggregate, result in a Material Adverse Effect.
(iv)The Owned Real Property, the Leased Real Property and the Entitled Real Property, as shown on the Preliminary Title Report, constitute all the real property interests used or held for use by Sellers and their Affiliates in, and constitute all the real property interests that are necessary and sufficient for, the operation of the Project as presently conducted, except as would not, individually or in the aggregate, have a Material Adverse Effect.
(v)The representations and warranties made in this Section 4.2(c) and the other Transaction Documents are the sole and exclusive representations and warranties with respect to the Owned Real Property, the Leased Real Property and the Entitled Real Property.
(d)Proprietary Rights. To the Sellers’ Knowledge, the applicable Seller is the sole owner, free and clear of any Lien other than Permitted Liens, of, or has a valid license to, any software, U.S. trademarks, designs, trade names, patents, registered designs or copyrights necessary for the conduct of its Business (collectively, the Proprietary Rights), except for such Proprietary Rights the absence of which would not, individually or in the aggregate, have a Material Adverse Effect. The representations and warranties made in this Section 4.2(d) are the sole and exclusive representations and warranties with respect to the Proprietary Rights of each Seller.
(e)Compliance with Laws. Except (i) as has been cured or otherwise resolved in all material respects and (ii) as to any Environmental Approval, Environmental Rule, Hazardous Material or any other environmental matters (which matters are covered exclusively by the representations made in Section 4.2(j) below) and any employment matters (which matters are covered exclusively by the representations made in Section 4.2(k) below), (A) each Seller is in compliance with all applicable Laws, except for such non-compliance as would not, individually or in the aggregate, have a Material Adverse Effect and (B) no notice, charge, claim, action or assertion has been filed, or commenced against either Seller or threatened in writing against either Seller alleging any violation of any applicable Laws, which such notice, charge, action or assertion remains threatened or pending and which would have a Material Adverse Effect.
(f)Governmental Approvals. Sellers have obtained all material Governmental Approvals and made all material filings, applications and registrations with Governmental Persons, in each case that is necessary or required in order for the conduct and operation of the Project by Sellers as currently conducted. Each such Governmental Approval (i) is listed on Schedule 4.2(f); (ii) is in full force and effect; and (iii) no event has occurred and is continuing, and to Sellers’ Knowledge no event is threatened, which would permit, or after notice or lapse of time or both would permit, any adverse modification, revocation or termination, or would prevent the timely renewal or reissuance, of any such Governmental

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Approval that would have, individually or in the aggregate, a Material Adverse Effect.
(g)Litigation. Except as otherwise set forth on Schedule 4.2(g), there are no actions, suits or legal or arbitration proceedings pending to which either Seller is a party (and to Sellers’ Knowledge there are no actions, suits or legal or arbitration proceedings threatened in writing against either Seller), in any such case at law or in equity before any Governmental Person or arbitral body against or affecting either Seller or the Project, which actions, suits, legal proceedings or arbitration proceedings in any such case would, if adversely determined, have a Material Adverse Effect.
(h)No Undisclosed Liabilities. Except as set forth on Schedule 4.2(h) and the Assumed Liabilities, neither Seller has incurred any liability or obligation, absolute or contingent, with respect to the Purchased Assets of a nature that would be required by GAAP to be reflected in a balance sheet of such Seller other than liabilities and obligations incurred in the ordinary course of business and that would not, individually or in the aggregate, have a Material Adverse Effect.
(i)Tax Matters.
(i)Tax Returns. Each Seller has filed or will file all material Tax Returns with respect to the Purchased Assets and the Project that are required to be filed on or before the Closing Date (giving regard to valid extensions) and such Tax Returns are true, correct and complete in all material respects.
(ii)Taxes Paid. All Taxes shown to be due on all Tax Returns with respect to the Purchased Assets filed on or before the Closing Date by such Seller have been paid or will be timely paid by such Seller in full on or before the Closing Date.
(iii)Assessments. No audits or other proceedings are ongoing or, to the Knowledge of such Seller, threatened with respect to any Taxes relating to the Business or the Purchased Assets for which Buyer could have liability under this Agreement or under applicable Law. There are no written notices of unpaid or proposed assessments for Taxes with respect to any of the Purchased Assets received by Sellers.
(iv)Waivers. Neither Seller is a party to any waiver or agreement currently in force extending the statute of limitations with respect to any Tax with respect to the Purchased Assets or the Business.
(v)No Foreign Person. Neither Seller is a "foreign person" as that term is used in Treasury Regulations Section 1.1445-2. Each Seller is a “resident person” as that term is used in Section 235-68 of the Hawaiʻi Revised Statutes.
(vi)Tax Liens. There are no existing Liens for Taxes on any of the Purchased Assets other than Permitted Liens. There are no rulings or special agreements relating to the Purchased Assets or exclusively relating to the Business.
(vii)Tax Exempt Matters. No portion of the cost of any of the Purchased Assets was financed directly or indirectly from the proceeds of any Tax

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exempt state or local government obligation described in Code Section 103(a). None of the Purchased Assets is Tax exempt use property under Code Section 168(h). None of the Purchased Assets is property that either Seller is required to treat as being owned by any other person pursuant to the safe harbor lease provision of former Code Section 168(f)(8). None of the Purchased Assets constitutes stock in a corporate subsidiary or a joint venture, partnership, limited liability company interest, or other arrangement or contract which is taxed as a partnership for U.S. federal income Tax purposes.
(viii)No Foreign Trade or Business. Neither Seller has previously had any permanent establishment in any foreign country and neither Seller engages (and has not previously engaged) in a trade or business within the meaning of the Code relating to the creation of a permanent establishment in any foreign country.
(ix)No Withholding from Purchase Price. Subject to delivery by Sellers of certificates described in Section 3.3(i) and Section 3.3(j), neither the Code nor any other provision of applicable Law requires Buyer to withhold any portion of the Purchase Price payable to Sellers.
(x)No Assumed Obligations. No taxing authority has made a written claim that as a result of conducting the Business or owning any Purchased Assets, either Seller is obligated to pay material Taxes in a jurisdiction in which such Seller is not filing Tax Returns.
The representations and warranties made in this Section 4.2(i) are the sole and exclusive representations and warranties with respect to Tax matters.
(j)Environmental Matters. Except as would not have a Material Adverse Effect or as otherwise set forth on Schedule 4.2(j)(i):
(i)no Hazardous Materials have been released, and none are present at, onto, from, under or in the Project, or to Seller’s Knowledge, at any off-site location, with respect to which either Seller may bear an obligation or responsibility for investigation or other remedial action under any Environmental Approval or Environmental Rule, other than such investigation or other remedial action as has been completed;
(ii)each Seller is in compliance with applicable Environmental Approvals and Environmental Rules;
(iii)(A) all Environmental Approvals required under any Environmental Rule for the construction or operation of the Project (1) are listed on Schedule 4.2(j)-1, (2) have been obtained and are in full force and effect, (3) are not subject to pending Environmental Claims and, to Seller’s Knowledge, none are threatened; and (B) no event has occurred or is occurring, no condition has existed or exists, no circumstances have developed or are developing, and, to Seller’s Knowledge, no event, condition, or circumstances are threatened, which would permit, or after notice or lapse of time or both would permit, any adverse modification, revocation or termination, or would prevent the timely renewal or reissuance with substantially the

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same terms and conditions, of any such Environmental Approval; (C) no Environmental Approvals will be subject to modification (except where necessary to replace references to Seller with Buyer) or revocation as a result of the transfer of the Purchased Assets;
(iv)There are no pending Environmental Claims that have been asserted against either Seller or otherwise against the Project, and to Sellers’ Knowledge, no such Environmental Claims have been otherwise threatened; and there are no present or past conditions, circumstances, events, acts, omissions, or incidents that would be reasonably likely to form the basis of any Environmental Claim against any of the Sellers; and
(v)neither Seller is subject to any orders, decrees or judgments arising in connection with an Environmental Rule or Environmental Approval, excluding any such orders, decrees or judgments that have been fully satisfied with no further obligation on the part of either Seller, as acknowledged by a court or agency of appropriate authority and jurisdiction.
(vi)Sellers have provided, to the extent in their possession or reasonably obtainable by them, complete copies of all environmental studies, site assessments, compliance audits, notices of violation, subsurface environmental site investigations and data, and material correspondence with Governmental Persons that have been prepared for or by, or are otherwise in the possession of either Seller related to matters arising under Environmental Rules or Environmental Approvals and pertaining to the Project.
Schedule 4.2(j)(ii) sets forth all material Environmental Approvals held by the Sellers. The representations and warranties made in this Section 4.2(j) are the sole and exclusive representations and warranties with respect to Environmental Approvals, Environmental Rules, Hazardous Materials and other environmental matters.
(k)Employees and Employee Benefit Plans. Neither Seller has any employees and does not maintain, participate in, or have any actual or potential liability with respect to, any Benefit Plan subject to Section 412 of the Code or Title IV of ERISA. The representations and warranties given by Sellers in this Section are the sole and exclusive representations and warranties with respect to employment and employee benefit matters.
(l)Insurance Claims. Sellers have within the past three years reported all known material claims or incidences to the respective insurers that have issued current and prior insurance policies insuring the Project (either specifically or as part of a master insurance policy and whether relating to property, liability or workers’ compensation) to the extent that any such claims or incidences would create a covered event under the terms and conditions of such policies.
(m)Sufficiency of Assets. The Purchased Assets constitute all assets used or held for use by Sellers and their Affiliates in, and constitute all assets that are necessary and sufficient for, the operation of the Project as presently conducted, except as would not, individually or in the aggregate, have a Material Adverse Effect.

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ARTICLE V
Representations, Warranties and Acknowledgements of Buyer
Section 5.1    Representations and Warranties of Buyer. Except as set forth on the Buyer Disclosure Schedules, Buyer hereby represents and warrants to each Seller as of the Agreement Date and as of the Closing Date (except with respect to representations and warranties made as of a particular date, which shall be deemed to be made only as of such date) as follows:
(a)Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Hawai‘i. Buyer is qualified to do business in all jurisdictions where the failure to qualify would materially and adversely affect its ability to execute or deliver, or perform its obligations under, the Transaction Documents to which it is or will be a party.
(b)Authority and Power. Buyer has the requisite corporate power and authority to enter into each of the Transaction Documents to which it is or will be a party, consummate each of the transactions and undertakings contemplated thereby, and perform all the terms and conditions thereof to be performed by it. The execution, delivery and performance of each of the Transaction Documents to which Buyer is or will be a party and the consummation of each of the transactions and undertakings contemplated thereby have been duly authorized by all requisite corporate action on the part of Buyer under its Charter Documents.
(c)Valid and Binding Obligations. Each of the Transaction Documents to which Buyer is or will be a party has been, or will be when executed and delivered, duly and validly executed and delivered by Buyer, and is, or will be when executed and delivered, enforceable against Buyer in accordance with the terms thereof, except as such enforceability may be limited or denied by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights and the enforcement of debtors’ obligations generally and (ii) general principles of equity, regardless of whether enforcement is pursuant to a proceeding in equity or at law.
(d)Approvals and Consents. Assuming (i) the accuracy of the representations and warranties of Sellers set forth herein and (ii) the receipt, effectiveness and validity of the approvals and consents set forth in Schedules 4.1(d) and 5.1(d) hereto, Buyer is not and will not be, required to give any notice to, make any filing with, or obtain any consent or approval from, any Person (including Governmental Approvals and consents or approvals of any third party) to execute, deliver or perform any of the Transaction Documents to which it is or will be a party or to consummate the transactions contemplated.
(e)No Violations. Assuming that all filings, consents and approvals set forth on Schedule 5.1(d) have been timely made or obtained, as applicable, the execution, delivery and performance by each Seller of each of the Transaction Documents to which it is or will be a party, and the consummation of the transactions contemplated thereby, does not: (i) violate the Charter Documents of Buyer, (ii) violate or be in conflict with, or constitute a default (or any event which, with or without due notice or lapse of time, or both, would constitute a

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default) under, any Contract to which Buyer is a party or by which any of Buyer’s properties or assets are or may be bound, which in any case, would materially and adversely affect the ability of Buyer to perform its obligations under the Transaction Documents to which it is or will be a party, or (iii) violate in any material respect any Law applicable to Buyer.
(f)No Litigation. There are no actions, suits or legal or arbitration proceedings pending to which Buyer is a party (and, to Buyer’s Knowledge, there are no actions, suits or legal or arbitration proceedings threatened against Buyer), in any such case at law or in equity before any Governmental Person or arbitral body against or affecting Buyer, that (i) challenges the validity of, or seeks to enjoin, the consummation of the transactions contemplated by the Transaction Documents; provided Buyer makes no representation or warranty as to actions, suits or legal or arbitration proceedings commenced by Sellers, or (ii) would, individually or in the aggregate, have a material adverse effect on the ability of Buyer to perform its obligations under the Transaction Documents or to consummate the transactions contemplated thereby.
(g)Financial Resources. Buyer has at the Agreement Time, and at the Closing will have, sufficient cash or committed and available sources of capital sufficient to permit Buyer to timely perform its obligations under the Transaction Documents to which it is a party, including its obligation to pay the Purchase Price at Closing.
(h)Experienced and Knowledgeable Investor. Buyer is an experienced and knowledgeable investor in, or is owned and is being advised by a Person knowledgeable and experienced in, the electric power generation business. Buyer has, or is controlled by a Person that has, substantial experience as an owner or operator of at least 500MW of electric-generating facilities in the United States. Prior to entering into this Agreement, Buyer was advised by its counsel, accountants, financial advisors and such other Persons it has deemed appropriate concerning this Agreement and has relied solely (except for the representations and warranties of Sellers expressly set forth in this Agreement and the other Transaction Documents) on an independent investigation and evaluation of, and appraisal and judgment with respect to, each Seller, the Business, Purchased Assets (including the Project), the Assumed Liabilities, results of operations, condition (financial or otherwise) and prospects of the Business, and the revenue, price and expense assumptions applicable thereto.
Section 5.2    No Further Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH AND MADE BY SELLERS IN ARTICLE IV OF THIS AGREEMENT OR IN ANY OTHER TRANSACTION DOCUMENTS, EACH SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, RELATING TO SUCH SELLER, THE PURCHASED ASSETS, THE ASSUMED LIABILITIES, THE BUSINESS, THE PROJECT OR THE TRANSACTIONS CONTEMPLATED HEREBY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, AND EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT OR IN ANY OTHER TRANSACTION DOCUMENTS, BUYER ACKNOWLEDGES AND AGREES IN PARTICULAR AS FOLLOWS: (A) THE PURCHASED ASSETS, THE BUSINESS, THE PROJECT AND ANY PART THEREOF, ARE BEING ACQUIRED, “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR RESPECTIVE CONDITIONS ON

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THE CLOSING DATE “WITH ALL FAULTS”; (B) BUYER IS RELYING ON ITS OWN EXAMINATION OF THE PURCHASED ASSETS, THE BUSINESS AND THE PROJECT AND NO REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE GIVEN AS TO LIABILITIES, OPERATION OF THE PURCHASED ASSETS, INCLUDING THE PROJECT, THE TITLE, CONDITION, VALUE OR QUALITY OF THE PURCHASED ASSETS OR THE BUSINESS, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS OF THE BUSINESS, THE RISKS AND OTHER INCIDENTS OF OWNERSHIP OF THE PURCHASED ASSETS, THE BUSINESS, THE PROJECT AND ANY PART THEREOF, AND ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO PURCHASED ASSETS, THE BUSINESS, THE PROJECT, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF DEFECTS THEREIN, WHETHER LATENT OR PATENT; AND (C) NO INFORMATION OR MATERIAL PROVIDED BY OR COMMUNICATION MADE BY EITHER SELLER OR ANY REPRESENTATIVE OF EITHER SELLER CREATE OR OTHERWISE CAUSE TO EXIST ANY REPRESENTATION OR WARRANTY BY SUCH SELLER.
Section 5.3    Inspection of the Project. Buyer acknowledges that, prior to its execution of this Agreement, (a) it has been afforded access to and the opportunity to inspect the Project, (b) it has inspected the Project to the extent it deems necessary or advisable and (c) in addition to the representations set forth in ARTICLE IV, it is relying upon its own inspections and investigation in order to satisfy itself as to the condition and suitability of the Project.
ARTICLE VI
Covenants
Section 6.1    Covenants of All Parties.
(a)Consummation of Transactions and Obtaining Approvals. Each Party shall (i) as promptly as is reasonably practicable, diligently and in good faith, use its reasonable best efforts to cause the Closing conditions in this Agreement to be satisfied as soon as possible and (ii) coordinate and cooperate with the other Parties in providing such information and supplying such assistance as may be reasonably requested by such other Party in connection with the foregoing, to the extent not protected by a legal privilege or prohibited by Law. Without limiting the generality of the foregoing or any other provision of this Agreement regarding approvals, Buyer and Sellers agree to take, or cause to be taken, all actions and to do, or cause to be done, all things required, necessary, proper or advisable to obtain such authorizations, consents, orders and approvals from any Governmental Person or third-party as are required, necessary, proper or advisable in connection with the consummation of the transactions contemplated hereby on the terms set forth herein; provided that with respect to the transfer of those Governmental Approvals listed on Schedule 4.2(f), Buyer shall have primary responsibility for such transfer and Sellers shall provide reasonable assistance in accordance with this Section 6.1(a). Each Party will promptly inform the other Parties of any

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material communication received by such Party from, or given by such party to, any Governmental Person from which any such authorization, consent, order or approvals is required and of any material communication received or given in connection with any Claim by a private party, in each case regarding any of the transactions contemplated hereby, and will permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any such Governmental Person or, in connection with any Claim by a private party, with such other Person, and to the extent permitted by such Governmental Person or other Person, give the other Party the opportunity to attend and to participate in such meetings and conferences.
(b)HSR Act Filings. As promptly as is reasonably practicable, and in any case within fifteen (15) Business Days after the date of this Agreement, each Seller and Buyer, as applicable, shall each file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. The Parties shall use their respective reasonable best efforts to respond promptly to any requests for additional information made by either of such agencies, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing. The filing fees under the HSR Act shall be paid by Buyer, but each Party shall bear its own costs of the preparation and prosecution of any filing.
(c)Commission Approval Order.
(i)As soon as possible and in any event not later than 60 days after the date of this Agreement, Buyer will file an application with the Commission (the PUC Application) requesting approval of transactions contemplated by this Agreement and the recovery and treatment of costs to be incurred under this Agreement (and, for the avoidance of doubt, not including any requests with respect to any other agreement or transaction of or involving Buyer other than in connection with this Agreement). Closing is contingent upon the issuance of a decision and order by the Commission that (i) is final and reasonable and (ii) approves all of the relief requested in the PUC Application. A decision and order by the Commission satisfying both of these conditions is referred to herein as the Commission Approval Order. Sellers and Buyer agree that the Commission’s decision and order will not be deemed to be final and reasonable, and/or an approval of all of the relief requested in the PUC Application, if (A) it is not an unconditional approval, (B) it denies or defers ruling on any part of the PUC Application or purports to amend, modify or supplement any of the terms and conditions of the transactions contemplated by this Agreement or (C) if the decision and order is subject to further appeal or any party to the proceeding in which the decision and order is issued, or other aggrieved Person with the right to appeal, intends to, and is legally entitled to, seek a change in such decision and order through motion or appeal. If Buyer has not received the Commission Approval Order by December 1, 2016, or such later date as the Parties may agree in writing, then, subject to Section 8.1(b), either Sellers or Buyer may immediately thereafter terminate this Agreement by providing written notice of such termination delivered to the other Parties prior to the issuance of a Commission Approval Order. If at any time after the date of this Agreement, the PUC Application is denied in whole or in pertinent part, or a final decision and order issued by the Commission on the PUC Application is not a Commission Approval Order, then Buyer may immediately terminate this Agreement by providing prompt written notice of such termination

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delivered to Sellers, which notice shall include a reasonably detailed statement of the reason for such termination. Buyer shall notify Sellers in writing (the Buyer PUC Notice) within 10 Business Days of the filing date of a decision and order from the Commission finally adjudicating the PUC Application whether or not Buyer deems such decision and order to be a Commission Approval Order. If Buyer provides notice of concern that the decision and order may not be a Commission Approval Order, then the Parties may mutually agree in writing to extend the time in which Buyer must make such determination. Alternatively, the Parties may mutually agree in writing that some other date shall be deemed the Expiration Date. Sellers shall cooperate with Buyer’s reasonable requests for support of Buyer’s efforts to prepare and file the PUC Application and obtain the Commission Approval Order. Additionally, Sellers will provide such cooperation as Buyer may reasonably request to expedite obtaining a Commission Approval Order, including timely providing information required by the Commission and parties to the Commission proceeding relating to the PUC Application; provided Sellers shall not be required to provide proprietary financial or other confidential information and Sellers shall be entitled to seek a protective order under applicable law with respect to any information requested in connection with the PUC Application. Buyer and Sellers understand that lack of cooperation may result in Buyer's inability to file the PUC Application and/or a failure to receive a Commission Approval Order. The Parties agree that neither Party has control over whether or not a satisfactory Commission Approval Order will be issued and each Party hereby assumes any and all risks arising from, or relating in any way to, the inability to obtain a satisfactory Commission Approval Order and hereby releases the other Party from any and all claims and liabilities relating thereto, provided such other Party has complied with its obligations under this Section. Sellers shall not be obligated to incur in excess of $150,000 in costs and expenses with respect to its obligations under this Section.
(ii)Sellers may seek participation without intervention in the Commission docket relating to the PUC Application in accordance with the applicable rules and orders of the Commission. The scope of such Sellers’ participation shall be determined by the Commission; provided, however, that Sellers expressly agree to seek participation only for the limited purpose, and only to the extent necessary to assist, the Commission in making an informed decision regarding the approval of this Agreement. Buyer will reasonably support Seller’s effort to seek the limited purpose participation without intervention described immediately above. If Sellers do not to seek participation in the Commission docket relating to the PUC Approval, Sellers expressly agree and knowingly waive the right to claim, before the Commission, in any court, arbitration or other proceeding, that the information submitted and the arguments offered by Buyer in support of the PUC Application requesting the Commission Approval Order are insufficient to meet any of Buyer’s obligations under this Agreement or the burden of justifying that the terms of this Agreement are just and reasonable and in the public interest, or otherwise deficient in any manner for purposes of supporting the Commission’s approval of this Agreement.
(d)Real Property Arrangements.
(i)Promptly following the Agreement Date, each Party shall,

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and shall cause its respective Representatives to, cooperate in good faith and take such actions as shall be necessary or desirable in order to effectuate the transfer to Buyer on the Closing Date of the Owned Real Property, Leased Real Property and Entitled Real Property in accordance with customary procedures in Hawaiʻi, including, without limitation, timely delivery to the Real Estate Escrow Agent not less than three (3) Business Days prior to the Closing Date of duly executed and notarized originals of all Transaction Documents to be recorded in the Bureau by the Real Estate Escrow Agent. Without limiting the foregoing, (A) promptly following the Agreement Date the Parties shall agree upon the form of customary escrow arrangements with the Real Estate Escrow Agent which shall provide for customary joint directions to the Real Estate Escrow Agent to give effect to the transactions contemplated by this Agreement and facilitate the Closing in accordance with the terms hereof (the Escrow Agreement), and (B) the Parties shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the intentions of this Section 6.1(d) and Section 3.3(o) and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.
(ii)Within 15 Business Days after the Agreement Date, Buyer shall, or shall cause its Representatives to, deliver to Sellers, or their Representatives, a proposed form of each document to be delivered in Acceptable Form pursuant to Section 3.2(a). If Buyer and Sellers have not agreed to an Acceptable Form of each such document within 30 days after the last of the proposed forms were delivered, or such later date as the Parties may agree in writing, then either Sellers or Buyer may immediately thereafter terminate this Agreement by providing written notice of such termination delivered to the other Parties.
(iii)Buyer and Sellers further agree that an Acceptable Form of the following documents will contain the following terms:
(1)With respect to the Grant of Easement, Buyer shall have a limited right of entry over the Easement Areas for the limited purpose, but not the obligation, of clearing and maintaining the Easement Areas to allow continual flowage of storm and other surface waters to the ocean (subject to compliance with any applicable laws, ordinances, rules and regulations). Buyer shall have no right to alter, realign, or otherwise divert the flowage patterns of the Easement Areas. Buyer shall indemnify, defend (with counsel reasonably satisfactory to Sellers) and save harmless Sellers and their respective Affiliates, partners, managers, members, shareholders, consultants, representatives, successors and assigns from and against any Loss arising out of or in connection with the Buyer’s failure to observe the covenants under said Grant of Easement.
(2)With respect to the Encroachment Agreement, Buyer shall have no claim and relinquishes any accrued right, if any, to claim title to or the right of possession to any portion of said Lots 6 or 7 by virtue of any encroachment of Pond 3 on such lots. In addition, Buyer agrees that it is solely responsible for all necessary repairs and maintenance of Pond 3 and HLP will allow Buyer a limited right of entry solely for the purpose of repair and maintenance of Pond 3. In the

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event that Buyer should modify its discharge plan applicable to Discharge Ponds 1, 2, and 3 in which Pond 3 is either eliminated or relocated entirely onto Lot 4-A or other lands owned by Buyer, then the Encroachment Agreement shall terminate. Buyer shall indemnify, defend (with counsel reasonably satisfactory to Sellers) and save harmless Sellers and their respective Affiliates, partners, managers, members, shareholders, consultants, representatives, successors and assigns from and against any Loss arising out of or in connection with Buyer's failure to observe the covenants under said Encroachment Agreement. Upon abandonment, destruction, or termination pursuant to the terms and conditions of the Encroachment Agreement, Buyer shall promptly execute a cancellation of the Encroachment Agreement suitable for recordation in the Bureau. These terms shall survive the Closing and not merge with the recordation of the Deeds.
(3)With respect to the Grant of Seepage Easement, except for periodic maintenance or other repair to restore Discharge Ponds 1, 2 or 3 to their respective designed capacity or function, Buyer shall have no right to alter, realign, or otherwise modify Discharge Ponds 1, 2 or 3 if such alteration, realignment, or modification will in any way increase the amount of water which may seep or percolate into Lots 6 or 7 in excess of the design capacity of such discharge ponds. The Grant of Seepage Easement in no way grants any right to Buyer to overflow any water from Discharge Ponds 1 or 2 into Lots 6 or 7, other than what may be permitted to be discharged into Pond 3. Buyer shall indemnify, defend (with counsel reasonably satisfactory to Sellers) and save harmless Sellers and their respective Affiliates partners, managers, members, shareholders, consultants, representatives, successors and assigns from and against any Loss arising out of or in connection with the Buyer’s failure to observe the covenants under said Grant of Seepage Easement.
(e)Further Assurances. Following the Closing, each Party shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents. Without limiting the generality of the foregoing, Sellers shall execute and deliver to Buyer such bills of sale, endorsements, assignments and other good and sufficient instruments of assignment, transfer and conveyance, in form and substance reasonably satisfactory to Buyer and Sellers, and take such additional actions as Buyer may reasonably request to vest in Buyer all of Sellers’ right, title and interest in and to the Purchased Assets. Sellers and Buyer shall also cooperate in the transition of operational matters in respect of the Purchased Assets as outlined in Schedule 6.1(e).
Section 6.2    Covenants of Seller.
(a)Pre-Closing Period Actions. Except (I) as otherwise contemplated herein, (II) to the extent constituting Permitted Interim Actions, (III) as required by any Law, Environmental Approval, Environmental Rule, Governmental Approval, Governmental Rule or Material Contract or (IV) to the extent constituting actions taken with Buyer’s consent (which

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consent shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, each Seller shall:
(i)not take actions which are outside of the ordinary course of the Business;
(ii)not enter into any Contract with any Person that will be an Assigned Contract;
(iii)not amend, modify in any material respect or terminate any Assigned Contract;
(iv)not abandon any rights under any Assigned Contract or fail to honor or perform in any material respect any Assigned Contract;
(v)maintain, to the extent available on commercially reasonable terms, in full force and effect insurance policies and programs currently in effect as of the Agreement Date;
(vi)not mortgage, pledge or subject to Liens (other than Permitted Liens) any of the Purchased Assets;
(vii)not lease, license, surrender, relinquish, sell, transfer, convey, assign or otherwise dispose of any interest in any Purchased Assets other than a de minimis part thereof in the ordinary course of business, including in connection with the normal repair and replacement of assets or to the extent obsolete or no longer needed;
(viii)not borrow any money or become contingently liable for any obligation or liability of others to the extent such borrowing or liability will be an Assumed Liability, except in the ordinary course of business, or pursuant to any Contract not prohibited under clause (ii) above; or
(ix)agree or commit to do any of the foregoing.
Notwithstanding the foregoing, each Seller may take any action otherwise prohibited by this Section 6.2(a) during the Pre-Closing Period to the extent determined in good faith by such Seller to be necessary in accordance with prudent industry practice to avoid the incurrence or creation of any material liability of such Seller to any third party or to avoid any substantial impairment of such Seller’s assets or operations (provided that such action does not effectively transfer such liability, Lien or impairment on to Buyer as an Assigned Contract or Assumed Liability) or to respond to an emergency (any such act, a Required Action); provided, however, that none of the foregoing shall be considered a Required Action to the extent caused by the gross negligence or willful misconduct of either Seller or their Representatives. Any such Required Action shall not give rise to a default or right of termination hereunder (including as a result of any Updating Information directly relating to such action), or be deemed to give rise to the incorrectness or breach of any representation or warranty hereunder. Prior to taking any Required Action, Sellers shall give reasonable notice thereof to Buyer unless the delay resulting from doing so would reasonably be expected to cause damage to property or injury to people. In

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any event, promptly following taking any Required Action, Sellers shall provide notice thereof to Buyer which notice shall include a reasonably detailed description of the Required Action as well as the event or circumstances giving rise thereto.
(b)Casualty Losses.
(i)If the Project (or any portion thereof) is damaged or destroyed by casualty loss during the Pre-Closing Period, excluding, for the avoidance of doubt, any condition related to the Environmental Remediation Work (a Casualty Loss), and the cost of restoring the Project (or portion thereof), to a condition reasonably comparable to its prior condition, as estimated by a qualified engineering firm selected by Buyer and reasonably acceptable to HEP (the Restoration Cost) is greater than $675,000 but does not exceed $15,000,000, HEP shall elect, by notice to Buyer within 45 days after the date of such Casualty Loss, to: (A) repair or replace the damaged or destroyed Project (or portion thereof) to a condition reasonably comparable to its prior condition, in which event (I) HEP shall receive all casualty insurance proceeds in connection with such Casualty Loss (including any such proceeds received by HEP after the Closing) and (II) the completion of the work related to such Casualty Loss will be a condition to Closing and the Expiration Date shall be extended to ten (10) days after the date on which the repair or replacement with respect to such Casualty Loss is completed, provided that in no event shall the Expiration Date be extended by more than four months, or (B) reduce the amount of the Purchase Price by such Restoration Cost, by notice to Buyer.
(ii)If the Restoration Cost is in excess of $15,000,000 or HEP is unable to undertake the restoration and repair work resulting from such Casualty Loss as a result of HEP’s debt documents, HEP shall elect, by notice to Buyer within 45 days after the date of such Casualty Loss, to: (A) without any delay in the Closing, reduce the Purchase Price by the Restoration Cost (and neither Seller shall have an obligation to repair or replace the damaged or destroyed Project) or (B) terminate this Agreement; provided that if HEP does not elect to terminate this Agreement as provided in this sentence, then Buyer may, by written notice to each Seller, terminate this Agreement within ten (10) Business Days of receipt by Buyer of HEP’s notice regarding its election.
(iii)HEP shall promptly notify Buyer of any Casualty Loss for which either Seller reasonably expects the Restoration Cost to exceed $675,000. Any repair or replacement of a Casualty Loss or reduction in the Purchase Price on account thereof, in each case, pursuant to this Section 6.2(b), shall be the exclusive remedy in respect of such Casualty Loss under this Agreement.
(c)Condemnation Events
(i)If the Project (or any portion thereof) is taken by condemnation during the Pre-Closing Period (a Condemnation Event), other than as a result of action taken by Buyer or any of its Affiliates, and the condemnation value of the Project (or portion thereof) as estimated by a qualified firm selected by Buyer and reasonably acceptable to HEP, (the Condemnation Value) is greater than $675,000 but is not in excess of $15,000,000, HEP shall elect, by notice to Buyer within 45 days after the

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date of such Condemnation Event, either to: (A) replace the Project (or portion thereof) that is subject to the condemnation proceeding with reasonably comparable assets, in which event (I) HEP shall receive all condemnation award proceeds in connection with such Condemnation Event (including any such proceeds received by HEP or Buyer after the Closing) and (II) the replacement of assets related to such Condemnation Event will be a condition to Closing and the Expiration Date shall be extended to ten (10) days after the date on which the replacement with respect to such Condemnation Event is completed provided that in no event shall the Expiration Date be extended by more than four months, or (B) reduce the Purchase Price by such Condemnation Value but only if such Condemnation Event does not result in a Material Adverse Effect.
(ii)If the Condemnation Value is in excess of $15,000,000 or HEP is unable to replace the condemned assets as a result of HEP’s debt documents, HEP shall elect, by notice to Buyer within forty-five (45) days after the award of the condemnation proceeds, elect to: (A) without any delay in the Closing, reduce the Purchase Price up to such Condemnation Value (and neither Seller shall have an obligation to replace the condemned Project (or portion thereof)) but only if such Condemnation Event does not result in a Material Adverse Effect or (B) terminate this Agreement; provided that if HEP does not elect to terminate this Agreement as provided in this sentence, then Buyer may, by written notice to each Seller, terminate this Agreement within ten (10) Business Days of receipt by Buyer of HEP’s notice regarding its election.
(iii)HEP shall promptly notify Buyer of any Condemnation Event for which HEP reasonably expects the Condemnation Value to exceed $675,000. Any replacement in respect of a Condemnation Event or reduction in the Purchase Price on account thereof, in each case, pursuant to this Section 6.2(c), shall be the exclusive remedy in respect of such Condemnation Event under this Agreement.
(d)Insurance. Each Seller shall maintain or cause to be maintained in full force and effect the insurance policies described on Schedule 6.2(d) (or comparable replacement coverage) throughout the Pre-Closing Period. Buyer shall be solely responsible for providing all insurance in respect of the Project after the Closing regardless of when the event or occurrence relating to any claim arose.
(e)Access. Subject to applicable Law and such safety and other procedures as Sellers may reasonably specify, during the Pre-Closing Period, Sellers shall (i) give Buyer and its Representatives reasonable access during normal business hours to the Purchased Assets (A) once per a calendar month, or more than once per calendar month to the extent reasonably necessary, for the purpose of transitioning ownership of the Purchased Assets (and not for the purpose of further due diligence) and (B) and as may be necessary in connection with the Environmental Remediation Work and (ii) furnish to Buyer and its Representatives such operating and property data and other information related to the Purchased Assets as Buyer may reasonably request (excluding, for the avoidance of doubt, Sellers’ proprietary information). During the Pre-Closing Period, Buyer shall be entitled, at its sole cost and expense, to have the real property surveyed. All inspections shall be conducted so as not to interfere unreasonably with the conduct of the Business by Sellers. Buyer agrees to indemnify and hold Sellers and

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their Affiliates and their respective Representatives harmless of and from all actions, suits, claims, investigations, fines, judgments, damages, losses, deficiencies, liabilities, costs and expenses (including attorneys’ fees and expenses) that arise out of or relate to physical injuries or damage arising from Buyer’s or its Representative’s inspection of the Purchased Assets (other than to the extent any of the foregoing results from the gross negligence or the willful misconduct of the Person seeking such indemnification).
Section 6.3    Covenants of Buyer.
(a)Replacement Credit Support. Buyer shall tender replacement credit support instruments (the Replacement Credit Support) at the Closing that fully satisfy the obligations of Sellers, or of any Affiliate of Sellers in support thereof, to provide the Seller Credit Support. Buyer shall take all action necessary during the Pre-Closing Period to ensure that such Replacement Credit Support will be available at Closing, including delivering drafts of letters of credits and guarantees and providing credit and other necessary information to Sellers and the intended beneficiary of such Replacement Credit Support, as soon as reasonably possible after the Agreement Date.
(b)Contact During Pre-Closing Period. Notwithstanding anything to the contrary in this Agreement, during the Pre-Closing Period, without HEP’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), Buyer shall not contact or correspond with the Project’s operator or any customer, supplier, contract counterparty, financing party, subcontractor or agent of either Seller or the Project, any management or other personnel directly or indirectly employed by a Seller or the Project, any other Person that is a party to a Material Contract or any Governmental Person in relation to the matters contemplated by this Agreement.
Section 6.4    Tax Matters.
(a)Tax Returns. Buyer shall timely file all material Tax Returns with respect to Tax imposed on or in respect of the Purchased Assets for any taxable period that includes, but does not end on the Closing Date (a Straddle Period). Buyer shall prepare such Tax Returns on a basis consistent with the Business’ past methods and practices unless, as reasonably determined by Buyer, such method or practice or other contemplated treatment does not have sufficient legal support to avoid the imposition of Taxes in the form of penalties, in which case, such Tax Return shall be prepared in accordance with any good faith method determined by Buyer that has sufficient support to avoid the imposition of Taxes in the form of penalties. Buyer shall provide Sellers with a complete copy of each such Tax Return that is not prepared in accordance with past methods and practices at least 30 days before the date when the return is due. Buyer shall modify such returns to take into account reasonable comments of Sellers on such Tax Returns prior to filing. No failure or delay of Buyer in providing such Tax Returns for Sellers to review shall reduce or otherwise affect the obligations or liabilities of Sellers pursuant to this Agreement except to the extent Sellers are actually prejudiced.
(b)Cooperation. Sellers and Buyer shall cooperate, and shall cause their Affiliates, officers, employees, agents, auditors and representatives to cooperate, as reasonably required to prepare and to file all Tax Returns in respect of the Purchased Assets or the Business and to deal with any audit, examination or other proceedings related to liabilities for

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Taxes. Such assistance shall include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant tax returns and supporting material. The party requesting assistance hereunder shall reimburse the assisting party for reasonable out-of-pocket expenses incurred in providing assistance. Buyer and Sellers will retain for the full period of any statute of limitations and provide the others with any records or information which may be relevant to such preparation, audit, examination, proceeding or determination for which Sellers could be liable.
(c)Tax Contests. If any Taxing Authority makes a Claim or proposes an adjustment that could give rise to a Tax Claim for which Sellers could be liable, Buyer promptly shall give Sellers written notice of the Claim or proposal. Sellers shall have the right to contest the Claim or proposal in proper proceedings at Sellers’ sole cost and expense. Buyer shall have the right to attend the proceedings at its own expense with its own counsel and to receive copies of all materials relevant to the proceedings. Sellers shall not settle or compromise any Claim or agree to any payment, refund or credit of Tax without the written consent of Buyer (which shall not be unreasonably withheld or delayed). To the extent they reasonably are needed in connection with the proceedings, the Buyer shall make officers, employees, agents, auditors and representatives of the Business available to Sellers at mutually convenient times and places.
(d)Transfer Taxes. All sales, general excise, use, transfer, goods and services, real property transfer, conveyance, value added, filing, recording, gains, documentary, stock transfer, stamp duty, excise, gross receipts and other similar taxes, duties, fees and charges (Transfer Taxes), if any, arising out of or in connection with the purchase of the Purchased Assets shall be paid 50% by Buyer and 50% by Sellers. Buyer on the one hand and Sellers on the other shall indemnify, defend and hold harmless the other Party to the extent the other Party pays the other’s share of Transfer Taxes. Buyer shall prepare and timely file all Tax Returns or other documentation relating to such Transfer Taxes; provided, however, that to the extent required by applicable Law, Sellers will join in the execution of any such Tax Returns or other documents relating to such Transfer Taxes. Buyer shall provide Sellers with copies of each such Tax Return or other document at least thirty (30) days prior to the date on which such Tax Return or other document is required to be filed.
(e)Apportionment of Taxes. For purposes of determining the amount of Taxes that relate to the portion of any Straddle Period ending on or prior to the Closing Date, the parties agree as follows: the amount that are attributable to the portion of the Straddle Period ending on the Closing Date shall be determined by multiplying the Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.
Section 6.5    [ … ]

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[ …

(entire page redacted)

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… ]
Section 6.6    Provisions Relating to Seller Letter of Credit. If 5 Business Days prior to the stated expiry of the Seller Letter of Credit delivered at Closing (or any permitted replacement letter of credit), a claim for indemnification by Buyer remains outstanding and unresolved, and Sellers have not furnished a replacement letter of credit from an FDIC-insured bank reasonably acceptable to Buyer, and in a form reasonably acceptable to Buyer, having a stated amount equal to the lesser of (x) the amount of such claim and (y) the undrawn portion of the stated amount of the Seller Letter of Credit (or any replacement thereof) (such lesser amount, the Disputed Amount), Buyer shall be entitled to draw the Disputed Amount under the Seller Letter of Credit whereupon the proceeds of such drawing shall be paid by the issuing bank into an escrow pending resolution of such claim and held pursuant to an escrow agreement, in form and substance satisfactory to Buyer and Sellers, as agreed prior to Closing. Sellers shall be entitled to replace any funds held in such escrow account with a replacement letter of credit from an FDIC-insured bank reasonably acceptable to Buyer, and in an agreed form to be attached to such escrow agreement or in a form otherwise reasonably acceptable to Buyer, having a stated amount equal to the amount of such funds and otherwise substantially the same terms as the Seller Letter of Credit delivered at Closing.

ARTICLE VII
Indemnification
Section 7.1    General. To the fullest extent permitted by applicable Law, but subject to Section 7.2, Sellers shall, jointly and severally, defend, indemnify and hold harmless Buyer, and Buyer shall defend, indemnify and hold harmless Sellers (the applicable indemnifying party, the Indemnitor), including, in the case of non-indemnifying Sellers and Buyer, such Party’s Affiliates and their respective partners, managers, members, shareholders, consultants, Representatives, successors and assigns (each, an Indemnified Party, with each Party and its respective group of Indemnified Parties being referred to collectively as an Indemnified Group) from and against any Loss actually suffered or incurred by any Indemnified Party to the extent arising out of, or resulting from (a) the inaccuracy of any representation or warranty of such Indemnitor contained in this Agreement or any other Transaction Document, (b) the breach or default by such Indemnitor of any covenant or agreement of such Indemnitor contained in this Agreement or any other Transaction Document, (c)(i) with respect to each Seller’s indemnity of Buyer, any Excluded Asset or Excluded Liability and (ii) with respect to Buyer’s indemnity of each Seller, any Assumed Liability but only to the extent any Loss accrues following the Closing, and (d) with respect to each Seller’s indemnity of Buyer, any Loss following the Closing resulting from a Lien of the type described in Section 3.3(t). Notwithstanding the foregoing, no Indemnified Party shall be entitled to any indemnification

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hereunder in respect of any Loss to the extent caused by the negligence, willful misconduct or failure to perform obligations under this Agreement of such Indemnified Party or any Person who is a member of its Indemnified Group.
Section 7.2    Limitations on Indemnification.
(a)Timing of Claim. Notwithstanding the provisions of Section 7.1 above, no Indemnified Party shall be entitled to make any claim for indemnification as provided in Section 7.1 unless such claim shall have been made in writing no later than the one-year anniversary of the Closing Date, except that (i) any claim for breaches of the Seller Fundamental Representations and the Buyer Fundamental Representations may be made at any time that is no later than the three-year anniversary of the Closing Date, (ii) any claim for a breach of Section 2.1(d)(iv) or Section 4.2(i) may be made at any time that is no later than 60 days following the expiration of the applicable statute of limitations (including extensions) and (iii) any claim of the type described in Section 7.1(d) may be brought at any time that the applicable Lien may be imposed on the Purchased Assets or any portion thereof.
(b)Deductible Amount. An Indemnified Party shall not be entitled to make any claim for indemnification under Section 7.1 to the extent that, except in the case of any claim for indemnification that results from fraud or willful misconduct on the part of the Indemnitor, a claim resulting from a breach of Section 2.1(d)(iv) or Section 4.2(i), or a claim of the type described in Section 7.1(d), in which case this Section 7.2(b) shall not apply, the aggregate amount of all Losses for which such Person’s Indemnified Group is entitled to indemnification pursuant to Section 7.1 does not exceed an amount equal to (A) with respect to Sellers collectively, 1.0% of the Base Purchase Price and (B) with respect to Buyer, 1.0% of the Base Purchase Price (either (A) or (B), as applicable, the Deductible Amount). After the Deductible Amount has been reached with respect to an Indemnitor, such Indemnified Party shall be entitled to indemnification only for amounts in excess of the Deductible Amount and only to the extent otherwise allowable, including under Section 7.2(c).
(c)Overall Limitation on Liability of Parties.
(i)Liability of Sellers. Except to the extent that any claim for indemnification results from fraud or willful misconduct on the part of the Indemnitor or a claim resulting from a breach of Section 2.1(d)(iv) or Section 4.2(i) in which case this Section 7.2(c)(i) shall not apply, notwithstanding any other provision of this Agreement or any other Transaction Document and the aggregate liability of Sellers under this ARTICLE VII for all Losses (other than any liability arising from a breach of any Seller Fundamental Representation) shall not exceed 10% of the Base Purchase Price; provided that the aggregate liability of Sellers under this ARTICLE VII for all Losses (including those arising from a breach of any Seller Fundamental Representation) shall in no event exceed 100% of the Base Purchase Price.
(ii)Liability of Buyer.  Except to the extent that any claim for indemnification results from the fraud or willful misconduct on the part of the Indemnitor in which case this Section 7.2(c)(ii) shall not apply, notwithstanding any other provision of this Agreement or any other Transaction Document, the aggregate liability of Buyer

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under this ARTICLE VII (other than any liability arising from its breach of any Buyer Fundamental Representation) shall not exceed 10% of the Base Purchase Price; provided that the aggregate liability of Buyer under this ARTICLE VII for all Losses (including those arising from a breach of any Buyer Fundamental Representation) shall in no event exceed 100% of the Base Purchase Price.
(d)Mitigation and Limitation of Claims.
(i)Reasonable Steps to Mitigate. Each Indemnified Party shall take all commercially reasonable steps to mitigate all Losses relating to a Claim.
(ii)Subsequent Recoveries. If the amount of any Indemnified Party’s Loss, at any time subsequent to an Indemnitor’s making of a payment under this ARTICLE VII, is reduced by recovery, settlement or otherwise under or pursuant to any applicable insurance coverage, or pursuant to any applicable Claim, recovery, settlement, or payment by or against any other Person, without duplication of any amount already reducing such Loss pursuant to clause (b) of the definition of “Loss” (collectively, Recoveries), the amount of such Recoveries shall be repaid by such Indemnified Party to such Indemnitor within fifteen (15) days after receipt thereof (or credit therefor) by such Indemnified Party, up to the aggregate amount of (A) the payments made by such Indemnitor to such Indemnified Party plus (B) any costs or expenses reasonably incurred by such Indemnitor in connection with its indemnification obligations with respect thereto.
(e)Exclusive Remedy. Except as provided in the last sentence of this Section 7.2(e), the indemnification provisions of this ARTICLE VII shall be the sole and exclusive remedy of each Party (including Indemnified Parties) (i) for any breach of any Party’s representations, warranties, covenants or agreements contained in this Agreement or (ii) otherwise with respect to this Agreement, the Project or the transactions contemplated hereby. The only exceptions to the foregoing sole and exclusive remedy are (A) a Party’s right to terminate this Agreement pursuant to Section 3.5(b) or Section 8.1, (B) claims for non-monetary relief with respect to the enforcement of Section 9.8 or Section 9.9, (C) proceedings by any Party for specific performance as provided in ARTICLE X below and (D) breaches resulting from fraud or willful misconduct by a Party.
Section 7.3    Procedure for Indemnification.
(a)Notice of Claim. If any Claim shall be instituted or shall be asserted by any third party in respect of which indemnification may be sought by any Indemnified Party under this ARTICLE VII, such Indemnified Party shall, within twenty days of the actual receipt of notice thereof by a responsible officer, cause written notice of such Claim to be forwarded to the Indemnitor, specifying the nature of such Claim and the amount or the estimated amount thereof to the extent then feasible, which estimate shall not be binding upon the Indemnified Party, in its effort to collect the final amount arising out of such Claim; provided, that the failure of an Indemnified Party to give timely notice shall not affect its rights to indemnification under this ARTICLE VII except to the extent that the Indemnitor has been materially prejudiced by such failure.

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(b)Conduct of Claim. If any such Claim is brought by a third party, the Indemnitor shall be entitled, upon written notice to the Indemnified Party, to participate in the defense of such Claim and, to the extent that it wishes, to assume the defense of, and to negotiate and/or settle, such Claim. The Indemnified Party shall, in its sole discretion, have the right to employ separate counsel in any such action and to participate in the defense thereof, provided all fees and expenses of such counsel shall be paid by such Indemnified Party. If notice is given to the Indemnitor by the Indemnified Party of the commencement of any third-party Claim and (i) the Indemnitor does not, within 30 days after receiving such notice, give notice to the Indemnified Party of its election to assume the defense of such Claim, (ii) the Indemnitor chooses counsel not reasonably acceptable to Indemnified Party, (iii) the Indemnitor or its Affiliate is also a party to such third-party Claim and the Indemnified Party has been advised by counsel that a conflict of interest exists between the Indemnitor or its Affiliate and the Indemnified Party, or (iv) after undertaking the defense of such third-party Claim, the Indemnitor or legal counsel selected by it fails to pursue the defense of Claim with reasonable diligence, then in any such case the Indemnified Party shall (upon notice to the Indemnitor) have the right to participate in the defense, compromise or settlement of such Claim, and the Indemnitor shall reimburse such Indemnified Party for the reasonable costs of defending against such third-party Claim (including reasonable attorneys’ fees and expenses) to the extent it is determined that such Indemnifying Party is obligated with respect to such third-party Claim under this Agreement. If an Indemnitor assumes the defense of a third-party Claim, no compromise, discharge or settlement of such Claim may be effected by the Indemnitor without the Indemnified Party’s consent, such consent not to be unreasonably withheld, delayed or conditioned; provided, that no such consent shall be necessary (and the Indemnitor shall be entitled to effect such compromise, discharge or settlement on its own behalf and on behalf of the Indemnified Parties) if (A) there is no finding or admission of any violation of Law by or on behalf of the Indemnified Parties, (B) if applicable, the sole relief provided in connection with such third-party Claim is monetary damages that are paid in full by the Indemnifying Party and (C) an unconditional term of the compromise, discharge or settlement of such Claim is the giving of a release from all liability with respect to such Claim by the applicable claimant or plaintiff to each Indemnified Party that is or may be subject to the third-party Claim. Whether or not the Indemnitor assumes the defense of a third-party Claim, the Indemnified Party shall not admit any liability with respect to, or compromise, discharge or settle, such third-party Claim without the Indemnitor’s prior written consent, which consent not to be unreasonably withheld, delayed or conditioned. The Indemnitor and the Indemnified Party shall cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim. Any Claim by Buyer for indemnification with respect to Taxes shall be further subject to the provisions in Section 6.4, and, to the extent there is any inconsistency between the specific provisions of Section 6.4 and this Section 7.3, the provisions in Section 6.4 shall govern.
(c)Payment of Third-Party Claims. After final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated in accordance with this Agreement, or the Indemnified Party and the Indemnitor shall have arrived at a mutually binding agreement with respect to each separate matter indemnified by the Indemnitor, the Indemnified Party shall forward to the Indemnitor notice of any sums due and owing by the Indemnitor with respect to such matter.

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(d)Access to Information. If any Claim is made by a third party against an Indemnified Party, the Indemnified Party shall use commercially reasonable efforts to make available to the Indemnitor those partners, members, officers and employees whose assistance, testimony or presence is necessary to assist the Indemnitor in evaluating and in defending such Claims; provided, that any such access shall be conducted at reasonable times upon reasonable notice in such a manner as not to interfere unreasonably with the operations of the business of the Indemnified Party, and any out of pocket expenses incurred by any Indemnified Party in connection therewith shall be included in such Indemnified Party’s Losses.
(e)Subrogation. Upon payment of a Loss by an Indemnitor to an Indemnified Party pursuant to this ARTICLE VII, such Indemnitor, without any further action, shall be subrogated to any and all Claims that such Indemnified Party or any member of its Indemnified Group may have against third parties relating to such Loss, to the extent of the amount paid to such Indemnified Party or any member of its Indemnified Group by such Indemnitor in respect of such Loss, and such Indemnified Party and the members of its Indemnified Group shall use commercially reasonable efforts to cooperate with such Indemnitor, at the expense of such Indemnitor in order to enable such Indemnitor to pursue such Claims.
ARTICLE VIII
Termination
Section 8.1    Termination. This Agreement may be terminated at any time prior to the Closing only in the following manner:
(a)By mutual written agreement of Sellers and Buyer;
(b)By Buyer or Sellers by written notice to each other Party if the Closing shall not have occurred on or before December 1, 2016 (such date, the Expiration Date); provided, that a Party shall only be entitled to deliver a written notice under this Section 8.1(b) if such Party shall not have breached its obligations under this Agreement in any manner that shall have proximately caused the failure of the Closing to occur on or before such date;
(c)By Sellers upon written notice to Buyer if Buyer shall have breached in any material respect any of its covenants contained in this Agreement, and such breach would result in failure to satisfy the conditions to Closing set forth in Section 3.4, but (except in the case of a failure by Buyer to pay the Purchase Price when due, which shall not be subject to the following) only if (i) Sellers shall have first given written notice to Buyer identifying such breach and (ii) Buyer has not cured or remedied such breach (including, where payment of compensation would reasonably be considered an adequate remedy, the payment of such adequate compensation) within thirty days of receipt of such notice;
(d)By Buyer upon written notice to each Seller if either Seller shall have breached in any material respect any of its covenants contained in this Agreement, and such breach would result in failure to satisfy the conditions to Closing set forth in Section 3.3, but only if (i) Buyer shall have first given written notice to Sellers identifying such breach and (ii) such Seller has not cured or remedied such breach (including, where payment of

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compensation would reasonably be considered an adequate remedy, the payment of such adequate compensation) within thirty (30) days of receipt of such notice;
(e)By any Party upon written notice to the other Parties before the Closing Date exercising the election provided for in Section 3.5(b);
(f)By Buyer or Sellers as provided in Section 6.1(c) or Section 6.1(d); or
(g)By Buyer or Sellers pursuant to Section 6.2(b), Section 6.2(c) or Section 6.5.
Section 8.2    Effect of Termination. In the event of a termination of this Agreement as provided in Section 8.1, except as otherwise expressly agreed in writing by the Parties, this Agreement shall cease to have force and effect, and there shall be no further liability or obligation on the part of either Seller or of Buyer, except that (a) the provisions of ARTICLE VIII and ARTICLE IX shall continue to apply following any such termination and (b) the provisions of ARTICLE VII applicable to a Party’s breach of any covenant contained in this Agreement occurring prior to such termination shall continue to apply following any such termination.
ARTICLE IX
Miscellaneous
Section 9.1    Notices. Any notice, statement, demand, claim, offer or other written instrument required or permitted to be given pursuant to this Agreement shall be in writing signed by the Party giving such notice and shall be sent by facsimile, hand messenger delivery, overnight courier service, or certified mail (receipt requested) to each other Party at the address set forth below; provided, however, that to be effective any such notice sent originally by facsimile or email must be followed within two Business Days by a copy of such notice sent by overnight courier service:
(a)If to HEP, to it at:
Hamakua Energy Partners, L.P.
c/o ArcLight Capital Partners, LLC
200 Clarendon Street, 55th Floor
Boston, MA 02117
Attention: General Counsel
Fax: (617) 867-4698

With a copy, which shall not constitute notice to:

ArcLight Capital Partners, LLC
200 Clarendon Street, 55th Floor
Boston, MA 02117

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Attention: Thomas J. Teich
Fax: (617) 867-4698

(b)If to HLP, to it at:
Hamakua Land Partnership, L.L.P.
c/o ArcLight Capital Partners, LLC
200 Clarendon Street, 55th Floor
Boston, MA 02117
Attention: General Counsel
Fax: (617) 867-4698

With a copy, which shall not constitute notice to:
ArcLight Capital Partners, LLC
200 Clarendon Street, 55th Floor
Boston, MA 02117
Attention: Thomas J. Teich
Fax: (617) 867-4698

(c)If to Buyer, to it at:
if by mail:
Hawaii Electric Light Company, Inc.
c/o Hawaiian Electric Company, Inc.
P.O. 2750
Honolulu, HI 96840-0001
Attention: Susan A. Li, Senior Vice President and General Counsel
Fax: (808) 543-7302

otherwise:

Hawaii Electric Light Company, Inc.
c/o Hawaiian Electric Company, Inc.
900 Richards Street, 4th Floor
Honolulu, HI 96813
Attention: Susan A. Li, Senior Vice President and General Counsel
Fax: (808) 543-7302

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With a copy, which shall not constitute notice to:

if by mail:

Hawaii Electric Light Company, Inc.
P.O. Box 1027
Hilo, HI 96721-1027
Attention: Jay Ignacio, President
Fax: (808) 969-0100

Otherwise:
Hawaii Electric Light Company, Inc.
1200 Kilauea Avenue
Hilo, HI 96720
Attention: Jay Ignacio, President
Fax: (808) 969-0100

Each Party shall have the right to change the place to which notices shall be sent or delivered or to specify one additional address to which copies of notices may be sent, in either case by similar notice sent or delivered in like manner to each other Party. Without limiting any other means by which a Party may be able to prove that a notice has been received by another Party, all notices and communications shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) five (5) Business Days after being deposited in the mail, postage prepaid, if mailed by first class certified mail, receipt requested; (iii) when received, if sent by facsimile or email, if received prior to 5 p.m., recipient’s time, on a Business Day, or on the next Business Day, if received later than 5 p.m., recipient’s time and (iv) on the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery. In any case hereunder in which a Party is required or permitted to respond to a notice from another Party within a specified period, such period shall run from the date on which the notice was deemed duly given as above provided, and the response shall be considered to be timely given if given as above provided by the last day of the period provided for such response.
Section 9.2    Entire Agreement; Amendments. This Agreement, the other Transaction Documents and the Confidentiality Agreement (as described in Section 9.8) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, of the Parties with respect to the subject matter hereof. Any oral representations or modifications concerning this instrument shall be of no force or effect unless contained in a subsequent written modification signed by the party to be charged. This Agreement may be amended or modified only by a written instrument executed by the Parties.
Section 9.3    Successors and Assigns. This Agreement and the other Transaction Documents shall be binding upon, and shall inure to the benefit of, and shall be enforceable by, the Parties and their respective successors and permitted assigns. Neither this

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Agreement, nor any other Transaction Document, nor any right hereunder or thereunder, may be assigned by any Party without the prior written consent of each other Party.
Section 9.4    Currency Matters. Dollars shall be the currency of account in the case of all obligations arising under or relating to this Agreement.
Section 9.5    Governing Law. This Agreement, and any instrument or agreement required hereunder (to the extent not otherwise expressly provided for therein), shall be governed by, and construed under, the Law of the State of New York.
Section 9.6    Consent to Jurisdiction. The Parties agree that any suit, action or other legal proceeding by or against any Party (or its Affiliates or designees) with respect to or arising out of this Agreement or any other Transaction Document shall be brought exclusively in the Federal or State courts sitting in Honolulu, Hawai‘i, as the Party instituting such suit, action or other legal proceeding may elect. By execution and delivery of this Agreement, each Party (for itself, its Affiliates and its designees) irrevocably and unconditionally consents and submits to the exclusive jurisdiction of such courts and the appellate courts therefrom, and waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding. The Parties irrevocably consent to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, first class postage prepaid to the addresses set forth in Section 9.1. IN ALL CASES, EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY AND ALL ACTIONS, CLAIMS AND DISPUTES IN CONNECTION WITH THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
Section 9.7    Expenses. Regardless of whether the transactions contemplated by this Agreement are consummated, each Party shall bear responsibility for its own costs and expenses in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby or thereby, including the fees and expenses of its legal counsel and other consultants and advisors in connection with this Agreement and any other Transaction Document, except as may be otherwise provided herein.
Section 9.8    Confidential Information. Buyer hereby agrees that it shall be bound in all respects by the Confidentiality Agreement as if it had executed the Confidentiality Agreement directly as the “Recipient” and expressly assumes all of the obligations of the “Recipient” thereunder. As among the original parties thereto, and as between Buyer and Sellers, the Confidentiality Agreement shall continue to be in full force and effect for the term set forth therein notwithstanding the execution and delivery of this Agreement or the occurrence of the Closing, except that following the Closing the Confidentiality Agreement shall not apply to information concerning the Purchased Assets which is available to Buyer as owner of the Purchased Assets after the Closing.
Section 9.9    Public Statements. Except as required by applicable Law or stock exchange rules, a Party shall not (and shall cause its Affiliates not to) release any public statement regarding the transactions contemplated hereunder without the approval of the other Parties, such consent not to be unreasonably withheld, delayed or conditioned. In each case in

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which applicable Law or stock exchange rules requires release of any such public statement by a Party without advance notice to the other Parties, the releasing Party shall provide a copy of such release or statement to each other Party promptly following the release thereof. Except as required by applicable Law or stock exchange rules, no statement described in this Section 9.9 shall identify the Purchase Price or other principal financial terms of this Agreement without the prior written consent of each Party. The obligations set forth in this Section 9.9 (other than the obligation not to identify either Seller, the Purchase Price or other principal financial terms of this Agreement) shall terminate and be of no further effect at the expiration of ninety (90) days following the Closing Date.
Section 9.10    Joint Effort. Preparation of this Agreement has been a joint effort of the Parties and the resulting document shall not be construed more severely against one Party than against any other Party.
Section 9.11    Waiver of Consequential Damages. Notwithstanding any provision in this Agreement to the contrary, except to the extent included in a third-party Claim for which indemnification is sought under Article VII or a Claim resulting from the fraud or willful misconduct of a Party or its Affiliates, in no event shall any Party or its Affiliates, or their respective managers, members, shareholders, or Representatives, be liable hereunder at any time for punitive, incidental, consequential special or indirect damages, including loss of future profits, revenue or income, or loss of business reputation of any other Party or any of its Affiliates, whether in contract, tort (including negligence), strict liability or otherwise, and each Party hereby expressly releases each other Party, its Affiliates, and their respective managers, members, shareholders, partners, consultants, Representatives, successors and assigns therefrom.
Section 9.12    Captions. The captions contained in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained herein.
Section 9.13    Severability. The invalidity of one or more phrases, sentences, clauses, Sections or Articles contained in this Agreement shall not affect the validity of the remaining portions of this Agreement so long as the material purposes of this Agreement can be determined and effectuated.
Section 9.14    Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which, taken together, shall constitute but one agreement. Signatures to this Agreement, any Transaction Document or any other document or instrument delivered in connection herewith, may be delivered by facsimile or transmitted electronically (including by portable document format) and shall be deemed originals for all purposes.
Section 9.15    Third Parties. Except as otherwise expressly provided in this Agreement, nothing contained in this Agreement shall be construed to create any right in, duty to, standard of care with respect to, or any liability to any Person who is not a party to this Agreement.

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Section 9.16    No Waiver. Any failure of a Party to enforce any of the provisions of this Agreement or to require compliance with any of its terms at any time during the pendency of this Agreement shall in no way affect the validity of this Agreement, or any part hereof, and shall not be deemed a waiver of the right of such Party thereafter to enforce any and each such provision.

ARTICLE X
Specific Performance.
Section 10.1    Waivers and Acknowledgments. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement are not performed by the Parties in accordance with their specific terms or are otherwise breached. It is accordingly agreed that Buyer, on the one hand, and Sellers, on the other hand, may seek an injunction or injunctions to prevent breaches of this Agreement by the other for the purpose of enforcing specifically the terms and provisions of this Agreement against the other Party and to cause the Closing to occur on the terms and subject to the conditions thereto set forth herein. In such case, each of the Parties hereby waives (i) any defenses in any action for specific performance that such other Party is required to mitigate damages or otherwise has an adequate remedy under Law and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining such equitable relief. If any Party brings any action to enforce specifically the performance of the terms and provisions hereof by any other Party, the Expiration Date shall automatically be extended by (x) the amount of time during which such action is pending, plus twenty Business Days or (y) such other time period established by the court presiding over such action.
Section 10.2    Alternative Remedy. If a Party has sought to specifically enforce the obligation of the Parties under this Agreement but a court of competent jurisdiction has declined to specifically enforce such obligations, the claiming Party may pursue any other remedy available to it at law or in equity, including monetary damages.

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IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be duly executed and delivered as of the Agreement Time.

HAMAKUA ENERGY PARTNERS, L.P.,
a Hawaii limited partnership

By:_/s/ Daniel R. Revers________________
Name: Daniel R. Revers
Title:
Representative of BR Landing, LLC,
Its General Partner

By:_/s/ Christine Miller_________________
Name: Christine Miller
Title:
Representative of BR Hamakua, LLC,
Its General Partner

HAMAKUA LAND PARTNERSHIP, L.L.P.,
a Hawaii limited liability partnership

By:_/s/ Daniel R. Revers________________
Name: Daniel R. Revers
Title:
Representative of BR Landing, LLC,
Its Partner

By:_/s/ Christine Miller_________________
Name: Christine Miller
Title:
Representative of BR Hamakua, LLC,
Its Partner

[Signature Page to Asset Purchase Agreement]

HAWAI‘I ELECTRIC LIGHT COMPANY, INC.

By:__/s/ Jay Ignacio____________________
Name: Jay Ignacio
Title: President

By:__/s/ Susan A. Li____________________
Name: Susan A. Li
Title: Vice President and Secretary

[Signature Page to Asset Purchase Agreement]